Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

POGO PRODUCING COMPANY,

AS SELLER,

AND

ENERGY XXI GOM, LLC,

AS BUYER

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 SALE AND TRANSFER OF ASSETS; CLOSING		19
2.01.	Assets	19
2.02.	Purchase Price	19
2.03.	Closing	20
2.04.	Closing Obligations	20
2.06.	Assumption	27
2.07.	Retained Liabilities	28
2.08.	Imbalances and Future Delivery/Payment Obligations	29

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		31
3.01.	Organization and Good Standing	31
3.02.	Authority; No Conflict	31
3.03.	Bankruptcy	33
3.04.	Taxes	33
3.05.	Legal Proceedings; Orders	33
3.06.	Environmental	34
3.07.	Equipment and Personal Property	35
3.08.	Title to Properties	36
3.09.	Brokers	36
3.10.	Tax Sharing Agreements	36
3.11.	Consents and Preferential Purchase Rights	36
3.12.	Imbalances and Future Delivery/Payment Obligations	36
3.13.	Status of Leases	37
3.14.	Contracts	37
3.15.	Laws and Regulations	39
3.16.	Non-Consent Operations	39
3.17.	Wells	40
3.18.	Outstanding Capital Commitments	40
3.19.	Operation of Assets Since Effective Time	40
3.20.	No Pooling, Unitization, Communitization or Spacing Orders	40

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3.21.	Material Factor	41
3.22.	No Encumbrances	41
3.23.	Assets	41
3.24.	No Orders	41
3.25.	Insurance Claims	41
3.26.	Hurricane Costs	41
3.27.	Legal Privilege Documents	42
3.28.	Investment Representations	42
3.29.	Acknowledgments Regarding MMS Letter	43

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		44
4.01.	Organization and Good Standing	44
4.02.	Authority; No Conflict	44
4.03.	Certain Proceedings	45
4.04.	Knowledgeable Investor	45
4.05.	Securities Laws	45
4.06.	Due Diligence	45
4.07.	Basis of Buyer’s Decision	45
4.08.	Material Factor	46
4.09.	Brokers	46
4.10.	Buyer’s Parent	46

ARTICLE 5 COVENANTS OF SELLER		48
5.01.	Access and Investigation	48
5.02.	Operation of the Assets	48
5.03.	Insurance	50
5.04.	Consent and Waivers	51
5.05.	Notification	51
5.06.	Satisfaction of Conditions	51
5.07.	Transition	52
5.08.	Unaudited Financial Information	52

ARTICLE 6 COVENANTS OF BUYER		52
6.01.	Notification	52

6.02.	Limitations on Sections 5.05 & 6.01	53
6.03.	Satisfaction of Conditions	53

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		53
7.01.	Accuracy of Representations	53
7.02.	Seller’s Performance	54
7.03.	No Proceedings	54
7.04.	No Orders	54

ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		54
8.01.	Accuracy of Representations	54
8.02.	Buyer’s Performance	54
8.03.	No Proceedings	55
8.04.	No Orders	55

ARTICLE 9 TERMINATION		55
9.01.	Termination Events	55
9.02.	Effect of Termination	55

ARTICLE 10 INDEMNIFICATION; REMEDIES		56
10.01.	Survival	56
10.02.	Indemnification and Payment of Damages by Seller	56
10.03.	Indemnification and Payment of Damages by Buyer	58
10.04.	Time Limitations	59
10.05.	Limitations on Amount—Seller	59
10.06.	Limitations on Amount—Buyer	60
10.07.	Procedure for Indemnification Third Party Claims	60
10.08.	Procedure for Indemnification—Other Claims	62
10.09.	Extent of Representations and Warranties	62
10.10.	Compliance With Express Negligence Test	63
10.11.	Limitations of Liability	63

ARTICLE 11 TITLE MATTERS AND ENVIRONMENTAL MATTERS		64
11.01.	Title Examination and Access	64
11.02.	Preferential Purchase Rights	64

11.03.	Required Consents	65
11.04.	Defensible Title	66
11.05.	Title Defects	67
11.06.	Seller’s Right to Cure	68
11.07.	Contested Title Defects	69
11.08.	Limitations on Adjustments for Title Defects	70
11.09.	Interest Additions	70
11.10.	Reconveyance	71
11.11.	Buyer’s Environmental Assessment	72
11.12.	Environmental Defect Notice	72
11.13.	Seller’s Election with Respect to Environmental Defects	72
11.14.	Limitation	75
11.15.	Exclusive Remedies	75
11.16.	Casualty Loss and Condemnation	76

ARTICLE 12 GENERAL PROVISIONS		78
12.01.	Records	78
12.02.	Expenses	78
12.03.	Notices	78
12.04.	Jurisdiction; Service of Process	79
12.05.	Further Assurances	80
12.06.	Waiver	80
12.07.	Entire Agreement and Modification	80
12.08.	Assignments, Successors, and No Third-Party Rights	80
12.09.	Severability	81
12.10.	Article and Section Headings, Construction	81
12.11.	Time of Essence	82
12.12.	Governing Law	82
12.13.	Counterparts	82
12.14.	Waiver of Texas Deceptive Trade Practices - Consumer Protection Act	82
12.15.	Limited Arbitration	82
12.16.	Tax Deferred Exchange	84
12.17.	Press Release	84
12.18.	Confidentiality	85

12.19.	Financial Information	85

EXHIBITS AND SCHEDULES

Exhibit “A”	Schedule of Wells
Exhibit “B”	Schedule of Leases and Contracts
Exhibit “C-1”	Form of Assignment of Record Title and Bill of Sale (OCS Leases)
Exhibit “C-2”	Form of Assignment of Operating Rights and Bill of Sale (OCS Leases)
Exhibit “C-3”	Form of Assignment and Bill of Sale of Oil, Gas and Mineral Leases (State Leases)
Exhibit “D”	Seller’s Disclosure Schedule
Exhibit “E”	Buyer’s Disclosure Schedule
Exhibit “F”	Form of Certificates
Exhibit “G”	Excluded Third Party-Owned Equipment
Schedule 2.02	Allocation of Purchase Price

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made as of April 24, 2007, by and among Pogo Producing Company, a Delaware corporation (“Seller”), and Energy XXI GOM, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

Seller desires to sell, and Buyer desires to purchase, all of Seller’s undivided interests in certain oil, gas, and mineral properties and related assets and contracts, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:

“AAA” – as defined in Section 12.15.

“AFE” – an “Authority for Expenditure” as customarily used in the oil and gas industry.

“Affiliate” – any Person directly or indirectly controlled by, controlling, or under common control with, Buyer or Seller, including any subsidiary of Buyer or Seller and any “affiliate” of Buyer or Seller within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended, with “control,” as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

“Aggregate Environmental Defect Value” – as defined in Section 11.14.

“Aggregate Title Defect Value” – as defined in Section 11.08.

“Agreed Interest Rate” – LIBOR plus two percent (2%) per annum.

“Allocated Values” – the values assigned among the Assets as set forth on Schedule 2.02.

“Assets” – all of (A) Seller’s Record Title interests, Operating Rights, working interests, net revenue interests, overriding royalty interests, net profits interests, carried interests, rights and interests under non-consent or non-participation provisions of operating or similar agreements, post-payout interests, and any other interests of a similar nature attributable to the following, except to the extent constituting Excluded Assets:  (i) the Leases, (ii) the Equipment, (iii) Hydrocarbons produced after the Effective Time, (iv) the Contracts, (v) the Claims, (vi) the Surface Rights, (vii) the Suspense Funds; and (vii) the Asset Records; (B) the Sea Robin condensate removal facilities operated by Devon, (C) the South Pass 49 oil pipeline system, (D) the Bonito oil pipeline system, and (E) the High Island oil pipeline system.

“Asset Records” – All lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, cores, logs, geological and geophysical information, maps, hazard surveys, engineering data and reports, production records, reserve studies and evaluations (insofar as they cover and exist within the boundaries of the Assets), and other books, records, data, files, maps and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the ownership, use, maintenance, or operation thereof.

“Assumed Liabilities” – as defined in Section 2.06.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Business Day” – any day other than a Saturday, Sunday, or any other day on which commercial banks in the United States of America are authorized or required by law or executive order to close.

“Buyer’s Closing Documents” – as defined in Section 4.02(a).

“Buyer’s Disclosure Schedule” – the disclosure schedule attached as Exhibit E.

“Buyer Group” – as defined in Section 10.02.

“Buyer’s Parent” – Energy XXI (Bermuda) Limited, a Bermuda company.

“Casualty Loss” –  any loss, damage or destruction of the Assets that occurs during the period between the date of this Agreement and Closing for any reason, including any act of God, fire, explosion, collision, earthquake, windstorm, flood or other casualty, but excluding any loss, damage or destruction as a result of depreciation, ordinary wear and tear and any change in condition of the Assets for production of Hydrocarbons through normal depletion (which exclusion shall include the watering-out of any Well, collapsed casing or sand infiltration of any Well).

“Claims” – All of Seller’s right, title and interest in and to any claims, demands, causes of action, rights of recovery, rights of set-off, rights to refunds and similar rights against third parties (including, without limitation, (i) claims against insurers under the insurance policies required to be maintained until Closing pursuant to Section 5.03, and (ii) claims for indemnification and contribution) to the extent related to (a) the ownership, use, construction, maintenance or operation of the Assets after the Effective Time,  (b) any damage to the Assets not repaired or replaced prior to the Effective Time, (c) the Assumed Liabilities, or any portion thereof, if any, including any claims for refunds, prepayments, offsets, recoupment, judgments and the like, whether received as payment or credit against future liabilities, in each case to the extent related to the matters covered by clauses (a), (b), or (c) above; provided, however, that the term “Claims” shall not include (1) any claims or causes of action against Seller or any Affiliate of Seller, (2) any claims or rights against insurers or other third parties for Retained Liabilities for which Seller is responsible under this Agreement, and (3) any claims or rights against insurers, other than (I) claims or rights under the insurance policies required to be maintained until Closing pursuant to Section 5.03 (except for Retained Liabilities), (II) claims or rights with respect to the matters referenced in (c) above, and (III) claims or rights referenced in Section 11.16.

“Closing” – as defined in Section 2.03.

“Closing Date” – as defined in Section 2.03.

“Commission” – the Securities and Exchange Commission.

“Confidentiality Agreement” – that certain Confidentiality Agreement between Buyer and Seller dated March 7, 2007.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person which is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including, but not limited to:

(a)                                                the sale of the Assets by Seller to Buyer;

(b)                                               the execution, delivery, and performance of the Instruments of Conveyance and all other instruments and documents required under this Agreement;

(c)                                                the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

(d)                                               Buyer’s acquisition, ownership, and exercise of control over the Assets.

“Contract” – any valid and subsisting contract, agreement, or instrument by which any of the Assets are bound, or that directly relates to or is otherwise directly applicable to any of the Assets, only to the extent applicable to the Assets rather than Seller’s other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, platform agreements, production handling agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons or processing agreements to the extent applicable to the Assets or the production of Hydrocarbons from the Assets, including, without limitation, those listed on Exhibit B that are valid and subsisting and directly relate to or are otherwise directly applicable to any of the Assets.

“Covered Liabilities” – as defined in Section 2.06.

“Cure” – as defined in Section 11.06.

“Cure Notice” – as defined in Section 11.06.

“DTPA” – as defined in Section 12.14.

“Damages” – as defined in Section 10.02.

“Defect Value” – as defined in Section 11.05.

“Defensible Title” – as defined in Section 11.04.

“De Minimis Environmental Defect Cost” – as defined in Section 11.14.

“De Minimis Title Defect Cost” – as defined in Section 11.08.

“Deposit” – the Deposit Shares and $2,027,000 cash.

 “Deposit Shares” – 3,980,000 common shares, par value $.001, of Buyer’s Parent.

“Effective Time” – April 1, 2007, at 7:00 a.m., Central Time.

“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest, right of first refusal, restriction, encroachment, defect, or irregularity of any kind.

“Environment” – soil, land, surface or subsurface strata, surface waters (including navigable waters, ocean waters, seabed, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Claim Date” – as defined in Section 11.11.

“Environmental Condition” –  any event occurring or condition existing prior to the Closing Date with respect to the Assets, the Environment, or Hazardous Materials Released on or from the Assets, which causes an Asset to be subject to liability or Remediation under, or not in compliance with, an Environmental Law.

“Environmental Defect” – an Environmental Condition discovered by Buyer as a result of any Buyer’s Environmental Assessment conducted by or on behalf of Buyer pursuant to Section 11.11 of this Agreement.

“Environmental Defect Notice” – as defined in Section 11.12.

“Environmental Defect Value” – as defined in Section 11.12.

“Environmental Law” – any applicable Legal Requirement that requires or relates to:

(a)                                                advising appropriate authorities, employees, or the public of Releases or threatened Releases to the Environment;

(b)                                               preventing or reducing to acceptable levels the Release of Hazardous Materials to the Environment;

(c)                                                reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of Hazardous Materials that are generated;

(d)                                               protecting natural resources, species, or ecological amenities;

(e)                                                reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials;

(f)                                                  cleaning up Hazardous Materials that have been Released, preventing the threat of Release, or paying the costs of such clean up or prevention;

(g)                                               making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

(h)                                               protecting human health, safety and the Environment.

“Environmental Liabilities” – any cost, Damage, expense, liability, obligation, or other responsibility arising from or under either an Environmental Law or third party claims relating to the Environment, Environmental Conditions, or the Release, handling, or use of Hazardous Materials, and which relates to the Assets or the ownership or operation of the same.

“Environmental Material Adverse Effect” – any Environmental Liabilities that are reasonably expected to result in Damages to Seller or Buyer in an amount exceeding $250,000 per occurrence, or $1,000,000 in the aggregate.

“Environmental Rejection Notice” – as defined in Section 11.13(b).

“Equipment” – any and all wells, equipment, and facilities located on or used in connection with the Leases, including, but not limited to, the Wells, pumps, platforms, well equipment (surface and subsurface), saltwater disposal wells, water wells, lines and facilities, sulfur recovery facilities, processing facilities, compressors, compressor stations, dehydration facilities, treatment facilities, pipeline gathering lines, flow lines, transportation lines, valves, meters, separators, tanks, tank batteries, and other fixtures.

“Escrow Agent” – Wells Fargo Bank, National Association, in its capacity as Escrow Agent under the Escrow Agreement.

“Escrow Agreement” – the Escrow Agreement dated as of the Closing Date among the Escrow Agent, Buyer and Seller.

“Exchange Act” – the Securities Exchange Act of 1934, as amended.

“Excluded Assets” – the following assets, which are not covered by the transaction contemplated by this Agreement:

(a)                                  (i) all trade credits, accounts receivable, notes receivable. and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time, (ii) all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Assets with respect to any period of time prior to the Effective Time, and (iii) funds attributable to third parties for production of Hydrocarbons prior to the Effective Time but suspended or impounded by Seller;

(b)                                 all corporate, financial, and tax records of Seller, subject to Section 12.01 below;

(c)                                  all claims and causes of action of Seller (other than the Claims) (i) arising from acts, omissions, or events, or damage to or destruction of property occurring prior to the Effective Time, and (ii) affecting any of the other Excluded Assets;

(d)                                 all rights, titles, claims, and interests of Seller arising prior to the Effective Time (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance proceeds or awards, except in each case the Claims;

(e)                                all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, excluding all rights and interests with respect to Imbalances as of the Effective Time, together with all proceeds from or attributable to such Hydrocarbons;

(f)                                  claims of Seller for refund of, or loss carry forwards with respect to (i) production, ad valorem, or any other taxes attributable to any period prior to the Effective Time, or (ii) income or franchise taxes or any other taxes attributable to any of the other Excluded Assets;

(g)                                 all amounts due or payable to Seller as adjustments or refunds under any Contracts, with respect to periods prior to the Effective Time, specifically including, without limitation, (i) credits, adjustments, or refunds under the Deep Water Royalty Relief Act or any other act, statute, rule, law, or regulation, and (ii) amounts recoverable from audits under operating agreements, but excluding all rights and interests with respect to Imbalances as of the Effective Time;

(h)                                 all amounts due or payable to Seller as adjustments to insurance premiums related to any period prior to the Effective Time;

(i)                                     all proceeds, benefits, income, or revenues accruing (and any security or other deposits made) with respect to (i) the Assets prior to the Effective Time, but excluding all rights and interests with respect to Imbalances as of the Effective Time; and (ii) any of the other Excluded Assets;

(j)                                     all legal files; attorney-client communications or attorney work product; records and documents subject to legal privilege; and auditor’s reports; provided, however, that Buyer shall be entitled to receive copies of title abstracts and title opinions with respect to the Assets and these copies (but not the originals) will be included in the Assets, with the understanding that Seller makes no representation regarding the accuracy of any such title abstracts or title opinions;

(k)                                  any seismic, geochemical, and geophysical information and data licensed by unaffiliated third parties to Seller;

(l)                                     all of Seller’s and its Affiliates’ intellectual property, including but not limited to proprietary computer software, patents, trade secrets, copyrights, names, marks, and logos, but not including proprietary seismic, geochemical, and geophysical information and data;

(m)                               any pipelines, fixtures, tanks, or equipment located on the Assets that belong to third parties (other than Affiliates of Seller), such as lessors or purchasers of Hydrocarbons as listed on Exhibit G;

(n)                                 any Contract the transfer of which to Buyer is prohibited by any bona fide third party restriction or Legal Requirement and the necessary consents to transfer are not obtained as contemplated by Section 11.03; and

(o)                                 any Surface Rights the transfer of which to Buyer is restricted by any Legal Requirement and the necessary authorizations or consents to transfer under such Legal Requirement are not obtained.

“Final Amount” – as defined in Section 2.05(c).

“Final Settlement Date” – as defined in Section 2.05(c).

“Final Settlement Statement” – as defined in Section 2.05(c).

“Future Delivery/Payment Obligation” – any obligation of Seller (i) under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets, to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor, (ii) to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets, or (iii) to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements; provided that Future Delivery/Payment Obligations shall not include any Imbalances.

 “Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any:

(a)                                                nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)                                               federal, state, local, municipal, foreign, or other government;

(c)                                                governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)                                               multi-national organization or body; or

(e)                                                body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Materials” – any (i) chemical, constituents, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Body or may form the basis of liability under any Environmental Law; (ii) asbestos containing material, lead-based paint, polychlorinated biphenyls, or radon; and (iii) petroleum, Hydrocarbons, or petroleum products.

“Hurricane Costs” – all costs for the restoration, repair, and/or replacement of all physical damage to the Equipment and other tangible property included in the Assets to the extent such damage is attributable to hurricanes.

“Hydrocarbons” – oil, gas, minerals, and other gaseous and liquid hydrocarbons or any combination of the foregoing, produced from and attributable to the Leases.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location, including, without limitation, any imbalances under gas balancing or similar agreements, platform imbalances under production handling agreements, imbalances under processing agreements and imbalances under gathering or transportation agreements.

“Instruments of Conveyance” – the instruments of conveyance transferring title to the Assets.  For each OCS Lease, Seller and Buyer shall execute, acknowledge, and deliver five (5) originals of an Assignment and Bill of Sale substantially in the form of Exhibit “C-1,” where Seller owns Record Title, or Exhibit “C-2,” where Seller owns only Operating Rights.  For all State Leases, Seller and Buyer shall execute, acknowledge, and deliver five (5) originals of an Assignment and Bill of Sale substantially in the form of Exhibit “C-3,” along with such counterpart instruments as may be required by the relevant Governmental Body, prepared on the form promulgated by such Governmental Body.  In addition, Seller and Buyer shall execute, acknowledge, and deliver a general assignment, bill of sale and conveyance covering all Assets, in a form to be mutually and reasonably agreed to by Buyer and Seller, and such other instruments as may be necessary to convey all of the Assets (including but not limited to Assignments of Overriding Royalty) in forms that are mutually acceptable to the parties.  The foregoing Instruments of Conveyance shall contain a special warranty of title pursuant to which Seller warrants Defensible Title to the Assets unto Buyer, its successors and assigns with respect thereto, against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or any Affiliate of Seller.

“Interest Addition” – as defined in Section 11.09.

“Interest Addition Notice” – as defined in Section 11.09.

“Interest Addition Rejection Notice” – as defined in Section 11.09.

“Interest Addition Value” – as defined in Section 11.09.

“IRC” – the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” – the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as an officer or director (other than an officer or director holding a management position set forth below with respect to such management position) of such Person has, or at any relevant time had, Knowledge of such fact or other matter.  Seller will also be deemed to have “Knowledge” of a particular fact or other matter if any of the individuals who on the date of this Agreement or the Closing Date hold the following management positions, after due inquiry, has, or at any relevant time had, knowledge of such fact or other matter:  Executive Vice President–Operations; Senior

Operations Manager; Manager of Environmental, Safety & Health; or Manager of Revenue Accounting.

“Leases” – the oil, gas, and mineral leases described on Exhibit B, together with all interest derived from such leases in or to any pools or units which include any lands covered by any such leases or all or a part of any such leases or include any Wells, including those pools or units shown on Exhibit B, and all tenements, hereditaments, and appurtenances belonging to such leases and such pooled areas or units.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.

“LIBOR” – for the day in question or the previous banking day if the day in question is not a banking day, the interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum if such rate is not such a multiple) equal to the rate per annum at which six (6) months deposits in U.S. Dollars are offered by the principal office of Barclays Bank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) on such day.

“MMS” – the United States Department of the Interior Minerals Management Service.

“MitEnergy Retained Liability” – Seller’s contractual liability to pay for Hurricane Costs attributable to the interests in the Assets of MitEnergy Upstream LLC, pursuant to a contract between Seller and MitEnergy Upstream LLC.

“Net Revenue Interest” – for any Well or Lease (or the specified zone(s) therein), Seller’s share of the Hydrocarbons produced, saved, and marketed therefrom (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of Hydrocarbons).

“Non-Operated Assets” – Assets operated by any Person other than Seller or an Affiliate of Seller.

“OCS Lease” – a Lease of submerged lands under the Outer Continental Shelf Lands Act, issued by the MMS.

“Operating Rights” – with respect to an OCS Lease, a leasehold interest that is classified by the MMS as an “operating rights” interest under its rules and regulations and entitles the holder to conduct drilling and related operations, but the holder of which does not have a contractual relationship with the MMS, and cannot relinquish or terminate the OCS Lease.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and regulations of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.

“Parent Registration Statement” – as defined in Section 4.10(b).

“Permitted Encumbrance” – any of the following:  (a) any obligations or duties reserved to or vested in any municipality or other Governmental Body to regulate any Asset in any manner including all applicable Legal Requirements, except to the extent any of the same have been applied or exercised, individually or in the aggregate, in a manner which operates to reduce Seller’s Net Revenue Interest in a Well below that shown in Exhibit A or increase Seller’s Working Interest in a Well above that shown in Exhibit A without a proportionate increase in the Net Revenue Interest; (b) the terms and conditions of  all leases, options, servitudes, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, operating agreements, construction agreements, construction and operation agreements, participation agreements, shoot-to-earn agreements, exploration agreements, partnership agreements, processing agreements, plant agreements, pipeline, gathering, exchange, and transportation agreements, disposal agreements, permits, licenses, and any other agreements affecting the Assets, including those set forth as Contracts on Exhibit B attached hereto, but only to the extent that they do not, individually or in the aggregate, (i) operate to reduce Seller’s Net Revenue Interest in a Well below that shown in Exhibit A or increase Seller’s Working Interest in a Well above that shown in Exhibit A without a proportionate increase in the Net Revenue Interest or (ii) except in the case of Contracts listed on Exhibit B, adversely affect the ownership and/or operation of the affected Assets (as currently used or owned) in any material respect; (c) the Consents identified in Part 3.11 of Seller’s Disclosure Schedule with respect to which prior to Closing (i) waivers or consents have been obtained from the appropriate Person, (ii) the applicable period of time for asserting such rights has expired without any exercise of such rights, or (iii) mutually agreed upon arrangements have been made by the parties to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained;(d) easements, rights-of-way, servitudes, permits, surface leases, and other similar rights on, over, or in respect of any of the Assets, as long as any such encumbrances, individually or in the aggregate, do not interfere in any material respect with the exploration, development, or operation of the Assets burdened thereby; (e) lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests, and similar burdens with respect to a Well if the net cumulative effect of such burdens does not operate to reduce Seller’s Net Revenue Interest in such Well below that shown in Exhibit A or increase Seller’s Working Interest in such Well above that shown in Exhibit A without a proportionate increase in the Net Revenue Interest, (f) such other defects or irregularities of title or Encumbrances as Buyer may have waived in writing or which Buyer shall be deemed to have waived pursuant to the provisions of Section 11.05 hereof; and (g) conventional rights of reassignment obligating Seller to reassign its interests in any portion of the Leases to a third party in the event Buyer intends to release or abandon such interest prior to the expiration of the primary term or other termination of such interest.

“Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Post-Closing Amount” – as defined in Section 2.05(c).

“Post-Closing Date” – as defined in Section 2.05(c).

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preliminary Amount” – as defined in Section 2.05(a).

“Proceeding” – any action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Property Costs” – as defined in Section 2.05(a).

“Purchase Price” – as defined in Section 2.02.

“Record Title” – with respect to an OCS Lease, an ownership interest in the OCS Lease that is classified as a “record title” interest under the rules and regulations of the MMS and which includes the right to explore for and develop oil, gas, or sulphur resources, as well as responsibilities for all lease liabilities created or established during tenure of ownership, and which also includes the right to relinquish the OCS Lease.

“Registration Rights Agreement” – the Registration Rights Agreement of even date herewith between Buyer’s Parent and Seller.

“Rejection Notice” – as defined in Section 11.07.

“Release” – any pouring, pumping, seeping, spilling, migrating, leaking, placing, discarding, emptying, abandoning, injecting, discharging, emitting, dumping, burying or disposing into the Environment of any Hazardous Materials.

 “Remediate” or “Remediation” – any action or work taken to remove or otherwise remedy an Environmental Condition, including (i) any survey, site assessment, audit, investigation, inspection, sampling, analysis, removal, excavation, pump and treat, cleanup, abatement, corrective action, remediation, disposal, storage, handling, or treatment and (ii) any action required to bring any Asset or operating practice or similar course of conduct by Seller or its Affiliates into compliance with applicable Environmental Laws.

“Representative” – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Reserve Report” – the reserve report dated December 31, 2006, of Ryder Scott with respect to the Leases and Wells.

“Retained Assets” – Any rights, titles, interests, assets and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after Closing.

“Retained Liabilities” – as defined in Section 2.07.

“Seller’s Closing Documents” – as defined in Section 3.02 (a).

“Seller’s Disclosure Schedule” – the disclosure schedule attached as Exhibit D.

“Seller Group” – as defined in Section 10.03.

“State Lease” – a Lease from any state of the United States of America, or from a Governmental Body of any state of the United States of America.

“Seller Operated Assets” – Assets operated by Seller or an Affiliate of Seller.

“Surface Rights” – All easements, permits, licenses, servitudes, rights-of-way, surface or seabed leases, and other surface or seabed rights appurtenant to, and used or held for use in connection with the Assets.

“Suspense Funds” – Proceeds of production and associated penalties and interest in respect of any of the Assets that are payable to third parties and are being held in suspense by Seller as the operator of such Assets.

“Tax” – any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, severance tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) to a party or any of its officers, directors, or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Title Claim Date” – as defined in Section 11.05.

“Title Defect” – any matter affecting the Assets that, in the opinion of Buyer, would not give Buyer Defensible Title, in accordance with Section 11.04 hereof.

“Title Defect Notice(s)” – as defined in Section 11.05.

“Violation of Environmental Laws” – a violation of, or the failure to perform any obligation imposed by, an Environmental Law.

“Wells” – oil and gas wells located on the Leases, and more particularly described on Exhibit A, which Exhibit A may also include possible well locations and exploratory prospects.

“Working Interest” – for any Well (or the specified zone(s) therein) or Lease, that share of costs and expenses associated with the exploration, maintenance, development and operation of such Well or Lease that Seller is required to bear and pay.

ARTICLE 2

SALE AND TRANSFER OF ASSETS; CLOSING

2.01.                                                Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer the Assets to Buyer.
2.02.                                                Purchase Price.  Subject to any adjustments that may be made under Section 2.05, the purchase price (the “Purchase Price”) for the Assets will be Four Hundred Nineteen Million Five Hundred Thousand Dollars ($419,500,000).  The Purchase Price for the Assets shall be allocated among the Assets as set forth in Schedule 2.02 hereto.  The amount so allocated to a part of the Assets shall constitute the Allocated Values for such part of the Assets.  Seller and Buyer agree to be bound by the allocation set forth in Schedule 2.02 for purposes of Article 11 hereof.  Contemporaneously herewith, (i) Buyer, Buyer’s Parent and Seller have executed and delivered the Escrow Agreement, (ii) Buyer’s Parent and Seller have executed and delivered the Registration Rights Agreement; and (iii) Buyer has delivered to the Escrow Agent the cash portion of the Deposit and a scanned copy of the certificate representing the Deposit Shares issued in the name of Seller, to Seller a certified copy of resolutions adopted by the Board of Directors of Buyer’s Parent authorizing Buyer’s Parent’s issuance and delivery of the Deposit Shares, and to Seller an opinion of Appleby, Hunter Bailhache regarding Buyer’s Parent and the Deposit Shares.  This Agreement shall not be deemed effective until the actions described in the immediately preceding sentence have occurred.  Within two (2) Business Days after the date of execution of this Agreement, Buyer shall deliver to the Escrow Agent the certificate representing the Deposit Shares issued in the name of Seller.  If the Closing timely occurs, Buyer and Seller shall direct the Escrow Agent to return the Deposit to Buyer at Closing.  If the Closing does not timely occur as a result of the Breach by Buyer of the terms of this Agreement and there has been no Breach by Seller of the terms of this Agreement, Buyer and Seller shall direct the Escrow Agent to deliver the Deposit to Seller as its sole and exclusive remedy and as liquidated damages (and not as a penalty), subject to Seller’s additional recourse against Buyer and Buyer’s Parent for any Breach of Section 4.10, the Escrow Agreement, or the Registration Rights Agreement, and the right to recover attorneys’ fees, costs, and expenses pursuant to Section 12.15 in enforcing Seller’s rights in respect of the Deposit and such other provisions and agreements.  If the Closing does not timely occur for any other reason, Buyer and Seller shall direct the Escrow Agent to return the Deposit to Buyer.  Any interest or other earnings on the Deposit minus any fees and expenses of the Escrow Agent shall be delivered to the party to whom the Deposit is delivered to pursuant to the terms set forth herein.  If the Closing does not timely occur as a result of the Breach by Seller of the terms of this Agreement and there has been no Breach by Buyer of the terms of the Agreement, Buyer at its option may (a) terminate this Agreement and Seller shall be liable to Buyer for all Damages incurred by Buyer arising out of such Breach and termination not to exceed the actual costs, expenses, and fees incurred by Buyer in evaluating, negotiating, entering into, terminating, and enforcing this Agreement, plus Two Million Dollars ($2,000,000), or (b) enforce specific performance of the duties and obligations of Seller under this Agreement.
2.03.                                                Closing.  The purchase and sale (the “Closing”) provided for in this Agreement shall take place at the offices of Seller, at 10:00 a.m. (local time) on or before June 1, 2007, or such other time as the parties may agree upon (the “Closing Date”).  Subject to the provisions of Articles 9, 10, and 11, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve any party of any obligation under this Agreement.  Ten (10) Business Days prior to the Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s determination of the Preliminary Amount based upon the best information available at the time of Closing.
2.04.                                                Closing Obligations.  At the Closing:

(a)                                                Seller shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Buyer:

(i)                                     the Instruments of Conveyance;

(ii)                                  possession of the Assets(except the Suspense Funds, which shall be conveyed to Buyer by way of a downward adjustment to the Purchase Price as provided in Section 2.05(b)(ii)(E));

(iii)                               a certificate, in substantially the form set forth in Exhibit F, executed by Seller (a) representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement is true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) as of the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is stated to relate to an earlier date in which case such representation and warranty was true and correct on and as of such earlier date) and (b) representing and warranting to Buyer that Seller has performed and complied in all material respects with each of the Seller’s covenants and conditions in this Agreement prior to or as of the Closing Date;

(iv)                              a certificate executed by the secretary or assistant secretary of Seller certifying as to and attaching the following: (a) true, correct and complete copies the Seller’s organizational documents (together with any and all amendments), (b) true, correct, and complete copies of resolutions of Seller’s board of directors or other managing authority, as appropriate, authorizing and approving the execution, delivery, and performance of the Agreement, the Instruments of Conveyance, or other documents delivered pursuant to this Agreement and (c) the incumbency for each officer of Seller executing this Agreement, the Instruments of Conveyance, or other documents delivered pursuant to this Agreement;

(v)                                 such documents as Buyer or counsel for Buyer may reasonably request, including but not limited to letters-in-lieu of transfer order to purchasers of production from the Wells;

(vi)                              the financial information described in Article 12.19; and

(vii)                           instructions directing the Escrow Agent to deliver the Deposit to Buyer.  The Escrow Agent’s delivery and Buyer’s acceptance of the certificates of the Deposit Shares shall constitute the Buyer’s Parent’s repurchase of the Deposit Shares from Seller, without payment by Buyer’s Parent and without recourse or warranty whatsoever against Seller.

(b)                                               Buyer shall deliver (and execute, as appropriate) to Seller:

(i)                                     the Preliminary Amount by wire transfer to the account(s) specified by Seller in written notice given by Seller to Buyer at least ten (10) Business Days prior to the Closing Date;

(ii)                                  the Instruments of Conveyance;

(iii)                               a certificate, in substantially the form set forth in Exhibit F, executed by Buyer (a) representing and warranting to Seller that each of Buyer’s representations and warranties in this Agreement is true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is stated to relate to an earlier date in which case such representation and warranty was true and correct on and as of such earlier date) and (b) representing and warranting to Seller that Buyer has performed and complied in all material respects with each of the Buyer’s covenants and conditions in this Agreement prior to or as of the Closing Date;

(iv)                              a certificate executed by the secretary or assistant secretary of Buyer certifying as to and attaching the following: (a) true, correct and complete copies the Buyer’s organizational documents (together with any and all amendments), (b) true, correct and complete copies of resolutions of Buyer’s board of directors or other managing authority, as appropriate, authorizing and approving the execution, delivery, and performance of the Agreement, the Instruments of Conveyance, or other documents delivered pursuant to this Agreement and (c) the incumbency for each officer of Buyer executing this Agreement, the Instruments of Conveyance, or other documents delivered pursuant to this Agreement;

(v)                                 such other documents as Seller or counsel for Seller may

reasonably request.

2.05.                     Allocations and Adjustments. If the Closing occurs:

(a)                                                Notwithstanding the effective time of the Instruments of Conveyance, Buyer shall be entitled to all revenues, production, proceeds, income, and products from or attributable to the Assets on and after the Effective Time, and to all other income, proceeds, receipts and credits earned with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred on and after the Effective Time.  Seller shall be entitled to all revenues, production, proceeds, income, accounts receivable, and products from or attributable to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred on or prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards.  “Property Costs” shall mean all amounts attributable to the operation and ownership of the Assets reasonably incurred in the ordinary course of business and not in Breach of this Agreement, but excludes any Damages arising out of or resulting from an Environmental Defect identified by or on behalf of Buyer pursuant to Article 11, which Environmental Defect commenced prior to the Effective Time and for which Environmental Defect Buyer does not receive a reduction of the Purchase Price equal to the Environmental Defect Value.  For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section, (i) liquid hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (ii) gaseous hydrocarbons and liquid hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the delivery point sales meters on the pipelines through which they are transported.  In order to accomplish the foregoing allocation of production, the parties shall rely upon gauging, metering, and strapping procedures conducted by Seller, with prior notice to Buyer and right of Buyer to witness such procedures, on or about the Effective Time to the extent possible and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time.  Ad valorem taxes for 2007 shall be prorated on a daily basis, with Buyer liable for the portion allocated to the period on and after the Effective Time and Seller liable for the portion allocated to the period before the Effective Time.  If the amount of such taxes for part, or all, of the Assets is not available on the Closing Date, proration of taxes shall be made on the basis of taxes assessed in the previous year, with a subsequent cash adjustment of such proration to be made between Seller and Buyer when actual tax figures are available.  Property Costs shall not include any amounts which constitute or relate to Retained Liabilities.  The “Preliminary Amount” shall be the Purchase Price, adjusted as provided in Section 2.05(b), based upon the best information available at time of the Closing.

(b)                                               The Purchase Price shall be, without duplication,

(i)                                     increased by the following amounts:

(A)                                            the aggregate amount of all non-reimbursed Property Costs which are attributable to the period from and after the Effective Time and which have been incurred and paid by Seller with respect to the Wells and Leases;

(B)                                              the aggregate amount of all upward adjustments pursuant to Article 11;

(C)                                              any other upward adjustment mutually agreed upon by the parties; and

(D)                                             the amount Seller is underproduced as set forth in Part

3.12(a) of Seller’s Disclosure Schedule times $7.00 per MMBtu (or, with respect to oil Imbalances, $60.00 per barrel).

(ii)                                  decreased by the following amounts:

(A)                                            the aggregate amount of (i) proceeds received by Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time for which Buyer is entitled under Section 2.05(a) and (ii) other proceeds received with respect to the Assets for which Buyer would otherwise be entitled under Section 2.05(a);

(B)                                              the amount of any downward adjustment relating to Title Defects as set forth in Article 11;

(C)                                              the aggregate amount of all downward adjustments pursuant to Article 11;

(D)                                             Seller’s share of estimated ad valorem taxes through the Effective Time;

(E)                                               the amount of the Suspense Funds;

(F)                                               the amount of any other downward adjustment mutually agreed upon by the parties;

(G)                                              the amount Seller is overproduced as set forth in Part 3.12(a) of Seller’s Disclosure Schedule times $7.00 per MMBtu (or, with respect to oil Imbalances, $60.00 per barrel); and

(H)                                             the value of Seller’s total Future/Delivery Payment Obligations as set forth in Part 3.12(c) of Seller’s Disclosure Schedule.

(c)                                                Subject to the arbitration provisions of Article 12.15 as to adjustments under Section 2.05(b)(ii)(B) and (c), as soon as practicable after Closing, but no later than one hundred eighty (180) days following the Closing Date, Seller shall prepare and submit to Buyer, a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price.  On or before sixty (60) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. During this sixty (60) day period, Buyer shall be given reasonable access to Seller’s books and records relating to the matters required to be accounted for in the Final Settlement Statement, permitted to review the working papers of Seller relating to the Final Settlement Statement, and given reasonable access to the employees of Seller primarily responsible for the preparation of the Final Settlement Statement.  Seller and Buyer shall undertake to agree with respect to the amounts due pursuant to the post-closing adjustment no later than one hundred eighty (180) days after the Closing Date (the “Post-Closing Date”).  If Seller and Buyer are unable to agree by the Post-Closing Date as to adjustment matters not subject to arbitration in accordance with this Agreement, Seller and Buyer shall nevertheless adjust the Purchase Price to take into account all agreed-upon adjustments at that time.  The Purchase Price, as adjusted on the Post-Closing Date, shall be called the “Post-Closing Amount.”  If (a) the Post-Closing Amount is more than the Preliminary Amount, Buyer shall pay to Seller the amount of the difference; or (b) the Post-Closing Amount is less than the Preliminary Amount, Seller shall pay to Buyer the amount of the difference.  Such payment, together with interest at the Agreed Interest Rate, shall be made within five (5) Business Days after the Post-Closing Date by wire transfer to accounts specified by Seller or Buyer, as appropriate.  For those adjustment matters not subject to arbitration in accordance with this Agreement, and as to which Seller and Buyer are unable to reach agreement by the Post-Closing Date, Seller shall select an independent accounting firm in Houston, Texas, from a list of two such firms provided by Buyer (neither of which shall be the independent accounting firm regularly used by Buyer or Seller), which firm shall determine the Purchase Price adjustment or payment amount in accordance with the terms and conditions set forth in this Agreement.  The decision of such independent accounting firm shall be binding on Seller and Buyer, and the fees and expenses of such independent accounting firm shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer.  The date upon which the Purchase Price is established, as provided in the preceding sentence, shall be called the “Final Settlement Date,” and the final adjusted Purchase Price shall be called the “Final Amount.”  If (a) the Final Amount is more than the Post-Closing Amount, Buyer shall pay to Seller the amount of the difference; or (b) the Final Amount is less than the Post-Closing Amount, Seller shall pay to Buyer the amount of the difference.  Such payment, together with interest at the Agreed Interest Rate, shall be made within five (5) Business Days of the Final Settlement Date by wire transfer to accounts specified by Seller or Buyer, as appropriate.

2.06.                                                Assumption.  If the Closing occurs, from and after the Closing Date, Buyer shall assume, pay, and discharge the following liabilities insofar as allocable to the Assets (“Assumed Liabilities”):

Any and all duties, claims, damages, expenses, fines, penalties, costs (including attorneys’ fees and expenses), liabilities, and obligations (“Covered Liabilities”) (i) attributable to or resulting from the ownership or operation of the Assets from and after the Effective Time under any Contract, Governmental Authorization, or Lease (except for the Retained Liabilities); (ii) imposed by any Legal Requirement relating to the Assets, other than any violations of any Legal Requirement prior to the Closing Date, (iii) for plugging, abandonment, and surface restoration of the oil, gas, injection, water, or other wells located on the lands covered by the Leases, (iv) from any act, omission, event, condition, or occurrence accruing subsequent to the Effective Time relating to the Assets (except for the Retained Liabilities), (v) under the AFE’s listed in Part 3.26 of the Seller’s Disclosure Schedule related to Hurricane Costs, but only to the extent pertaining to the interest in the Assets being acquired by Buyer (that is, exclusive of the MitEnergy Retained Liability),  (vi) attributable to the Suspense Funds; and (vii) attributable to all Environmental Liabilities relating to the Assets; provided, however, the provisions of this Section 2.06 shall not relieve Seller from (i) liability resulting from a material Breach, if any, of its representations, warranties, or covenants under this Agreement, as provided in Article 10 or (ii) those obligations of Seller under Article 11 that continue after the Closing Date.

Liabilities which constitute liabilities attributable to the Excluded Assets and/or Retained Assets, as well as Assumed Liabilities attributable to the Assets, shall be reasonably and fairly apportioned between Assumed Liabilities for which Buyer is responsible and liabilities with respect to the Excluded Assets and/or Retained Assets for which Seller is responsible.  The Assumed Liabilities shall not include any Retained Liabilities.

2.07.                                                Retained Liabilities.  Seller shall retain, perform, pay, and discharge the following (collectively “Retained Liabilities”):

(a)                                  all Covered Liabilities attributable to or resulting from any claim for personal injury or death or property damage occurring between the Effective Time and the Closing Date to the extent Seller has liability for such claim and such claim arises out of or is attributable to Seller’s use, ownership, or operation of the Assets; provided, however, that, Seller’s obligations under this clause (a) shall not exceed the aggregate amount of Seller’s insurance coverage with respect to such claims under the insurance policies required to be maintained until Closing pursuant to Section 5.03;

(b)                                 any liability arising prior to the Effective Time with respect to gas pipeline Imbalances;

(c)                                  any liability arising out of the Proceedings listed in Part 2.07(c) of Seller’s Disclosure Schedule;

(d)                                 the MitEnergy Retained Liability; and

(e)                                  any demand, claim, liability, obligation, responsibility, cost (including cost of remediation), expenses, fine, penalty, judgment, or settlement attributable to or arising out of any actual or threatened Release of Hazardous Materials at or from real properties offsite of the Assets where Seller or any of its Affiliates transported, disposed, or arranged for the transportation or disposal of Hazardous Materials resulting from operation of the Assets.

2.08.                                                Imbalances and Future Delivery/Payment Obligations.  Should either party discover any inaccuracy in Parts 3.12(a), 3.12(c), or 3.12(d) of Seller’s Disclosure Schedule prior to six (6) months after the Closing, it shall promptly give the other party notice of such inaccuracy.  Either party may assert one or more claims for an adjustment under this Section by delivering a written notice of each such claim to the other party prior to six (6) months after the Closing or, in the case of Buyer, within five (5) Business Days after Buyer’s receipt of notice of such inaccuracy from Seller as required by this Section 2.08, if later.  If it is determined that there is an inaccuracy in the Imbalances set forth in Part 3.12(a) of Seller’s Disclosure Schedule or in the Future Delivery/Payment Obligations set forth in Part 3.12(c) of Seller’s Disclosure Schedule, then (i) if such claim is made before Closing, an adjustment to the Purchase Price will be made as set forth below or (ii) if such claim is made after Closing, a post-Closing adjustment to the Purchase Price will be made as set forth below (and in the case of a post-Closing adjustment, the payor will also pay the payee interest at the Agreed Interest Rate on the amount of the adjustment from the date of Closing to the date of payment):

(a)          Imbalances.

(i)                                     If Seller’s total net Imbalance reflects that Seller is more overproduced or less underproduced than as set forth in Part 3.12(a) of Seller’s Disclosure Schedule, then the Purchase Price shall be reduced by the net change in the total Imbalance times $7.00 per MMBtu (or, with respect to oil Imbalances, $60.00 per barrel); or

(ii)                                  If Seller’s total net Imbalance reflects that Seller is more underproduced or less overproduced than as set forth in Part 3.12(a) of Seller’s Disclosure Schedule, then the Purchase Price shall be increased by the net change in the total Imbalance times $7.00 per MMBtu (or, with respect to oil Imbalances, $60.00  per barrel).

(b)         Future Delivery/Payment Obligations.

(i)            If the value of Seller’s total Future Delivery/Payment Obligations is greater than the value of Seller’s total Future Delivery/Payment Obligations as set forth in Part 3.12(c) of Seller’s Disclosure Schedule (with gas delivery obligations being valued at the rate of $7.00  per MMBtu, oil delivery obligations being valued at $60.00 per barrel, and penalty payment obligations being valued at the dollar amount thereof), then the Purchase Price shall be reduced by the net change in the value of Seller’s total Future Delivery/Payment Obligations; or

(ii)           If the value of Seller’s total Future Delivery/Payment Obligations is less than the value of Seller’s total Future Delivery/Payment Obligations as set forth in Part 3.12(c) of Seller’s Disclosure Schedule (with gas delivery obligations being valued at the rate of $7.00  per MMBtu, oil delivery obligations being valued at $60.00 per barrel, and penalty payment obligations being valued at the dollar amount thereof), then the Purchase Price shall be increased by the net change in the value of Seller’s total Future Delivery/Payment Obligations.

This Section 2.08 provides the exclusive remedy for any inaccuracies in Parts 3.12(a) or 3.12(c) of Seller’s Disclosure Schedule.  With respect to any claims made before Closing, an adjustment to the Purchase Price will be made at Closing in the manner provided above.  With respect to any claims made after Closing, post-Closing adjustments to the Purchase Price will be made in the manner provided above.  If the Purchase Price is reduced as a result of any such post-Closing adjustment, Seller will pay to Buyer the amount of such adjustment, plus interest at the Agreed Interest Rate on the amount of the adjustment from the date of Closing to the date of payment by Seller.  If the Purchase Price is increased as a result of any such post-Closing adjustment, Buyer will pay to Seller the amount of such adjustment, plus interest at the Agreed Interest Rate on the amount of the adjustment from the date of Closing to the date of payment by Buyer.  If one or more claims are made under this Section 2.08 post-Closing, the amount owing with respect to any post-Closing claim will take into account the other adjustments to the Purchase Price (at Closing and post-Closing) made pursuant to this Section 2.08.  No deductible or limitation of liability elsewhere in this Agreement shall be applied to reduce Seller’s and Buyer’s respective obligations under this Section 2.08.  Notwithstanding anything to the contrary contained in this Section 2.08, no adjustment to the Purchase Price will be required (i) under Section 2.08(a) if it is determined that the actual total net Imbalance volumes are within 2% above or below those shown in Part 3.12(a) of Seller’s Disclosure Schedule or (ii) under Section 2.08(b) if it is determined that actual value of Seller’s total Future Delivery/Payment Obligations are within 2% above or below the value shown in Part 3.12(c) of Seller’s Disclosure Schedule.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date of this Agreement, as follows:

3.01.                Organization and Good Standing. Seller is a Delaware corporation, duly organized, validly existing, and in good standing under the laws of the state of Delaware and every state in which it is qualified to do business, and in each jurisdiction in which the Assets are located, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.  Seller is not a “foreign person” for purposes of Section 1445 or Section 7701 of the IRC.
3.02.                Authority; No Conflict.

(a)                The execution, delivery, and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller and at the Closing all instruments executed and delivered by Seller at or in connection with the Closing shall have been duly executed and delivered by Seller.  This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Upon the execution and delivery by Seller of the Instruments of Conveyance at the Closing, such Instruments of Conveyance shall constitute legal, valid, and binding transfers and conveyances of the Assets.  Upon the execution and delivery by Seller of any other documents at the Closing (collectively with the Instruments of Conveyance, the “Seller’s Closing Documents”), Seller’s Closing Documents shall constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Except as set forth in Part 3.02 of Seller’s Disclosure Schedule, Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Seller’s Closing Documents, and to perform its obligations under this Agreement and Seller’s Closing Documents.

(b)                Except as set forth in Part 3.02 of Seller’s Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller shall, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller, or (B) any resolution adopted by the board of directors or the stockholders of Seller;

(ii)           contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which Seller, or any of the Assets, may be subject;

(iii)          contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the Assets;

(iv)          result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

3.03.                Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings being contemplated by Seller or, to the Knowledge of Seller, pending or Threatened against Seller.
3.04.                Taxes. Seller has filed or caused to be filed all Tax Returns that it has been or was required to file, either separately or as a member of a consolidated group, pursuant to applicable Legal Requirements.  All Tax Returns filed by (or that include on a consolidated basis) Seller are true, correct, and complete.  Seller has paid all Taxes that have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller, to the extent not being contested in good faith without, to the Knowledge of Seller, any lien for Taxes having been filed or recorded against any of the Assets.  Seller does not have any Knowledge of any Threatened Tax assessment against it except as disclosed in Part 3.04 of Seller’s Disclosure Schedule.  To the Knowledge of Seller, except as disclosed in Part 3.04 of Seller’s Disclosure Schedule, none of the Assets were bound as of the Effective Time and/or will be bound following the Closing by any tax partnership agreement of or binding upon Seller or its assigns affecting any of the Assets.
3.05.                Legal Proceedings; Orders.

(a)                Except as set forth in Part 3.05 of Seller’s Disclosure Schedule, there is no pending Proceeding against Seller or any of its Affiliates:

(i)            that relates to or may affect any of the Assets; or

(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b)                Except as set forth in Part 3.05 of Seller’s Disclosure Schedule, to Seller’s

Knowledge: (1) no Proceeding of the type referenced in Section 3.05 (a) has been Threatened, (2) no event has occurred nor does any circumstance exist that may give rise to or serve as a basis for the commencement of any such Proceeding, and (3) no basis exists for any claim by any employee of Seller or any other person under any Legal Requirement for which Buyer could become liable as a successor or otherwise.

(c)                Except as set forth in Part 3.05 of Seller’s Disclosure Schedule, there is no Order adversely affecting the use or ownership of the Seller Operated Assets, and to Seller’s Knowledge, the Non-Operated Assets, to which Seller, or any of the Assets, is subject.

(d)                Except as set forth in Part 3.05 of Seller’s Disclosure Schedule, there is no Order or Proceeding restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the Contemplated Transactions or which, if determined adversely to Seller, could result in a material diminution of the benefits contemplated by this Agreement or the Contemplated Transactions.

3.06.                Environmental.

(a)                To the Knowledge of Seller, except as set forth in Part 3.06 of Seller’s Disclosure Schedule, or except as would not have an Environmental Material Adverse Effect, there are no Violations of Environmental Laws that arise from events occurring at or conditions existing on the Assets during the period Seller owned the affected Assets, which have not been corrected or Remediated and all applicable fines or penalties paid in full under the requirements of any Governmental Body having jurisdiction.

(b)                To the Knowledge of Seller, except as set forth in Part 3.06 of Seller’s Disclosure Schedule, there are no Environmental Liabilities that arise from events occurring at or conditions existing on the Assets during the period Seller owned the affected Assets, except as would not have an Environmental Material Adverse Effect.

(c)                Except as set forth in Part 3.06 of Seller’s Disclosure Schedule or except as would not have an Environmental Material Adverse Effect, all Governmental Authorizations required under applicable Environmental Laws that are necessary to the operation of the Seller Operated Assets or, to the Knowledge of Seller, any other Assets, have been obtained and are in full force and effect, and Seller has operated the Seller Operated Assets in compliance with such Permits.

(d)                Except as set forth in Part 3.06 of Seller’s Disclosure Schedule, or except as would not have an Environmental Material Adverse Effect, neither Seller nor any of its Affiliates has received any notifications of any Proceedings pending or, to the Knowledge of the Seller, threatened against Seller or the Assets and alleging that Seller or the Assets are in violation of or otherwise subject to liability under applicable Environmental Law.

(e)                Except as would not have an Environmental Material Adverse Effect, there has been no claim asserting liability for exposure of any Person or property to Hazardous Materials in connection with the Assets.

(f)                 Seller either has made, or will, immediately after the execution of this Agreement, make available to Buyer all environmental assessment, investigatory, and audit reports, studies, analyses, and correspondence (other than correspondence that exists solely in electronic form) relating to the Assets that are in the possession or control of Seller or any of its Affiliates and addressing Releases or threatened Releases, Remediations, Environmental Liabilities, Environmental Conditions, or Violations of Environmental Laws.

3.07.                Equipment and Personal Property.

(a)                Except as set forth in Part 3.07(a) of the Seller’s Disclosure Statement, all Equipment (i) is in an operable state of repair adequate to maintain normal operations and (ii) is suitable for the purposes for which such Equipment is being used. Seller has all material easements, rights of way, licenses, and

Governmental Authorizations necessary to access, construct, operate, maintain, and repair the Equipment in material compliance with all Legal Requirements.  Except to the extent included in the Assets, neither Seller nor any Affiliate of Seller owns any gathering systems, downstream transportation systems, or gas processing facilities in or through which any Hydrocarbons are gathered, transported, or processed.

(b)                Subject to and without limiting Section 3.07(a), to the extent the Assets constitute personal property or fixtures, Seller expressly disclaims and negates (a) any implied or express warranty of merchantability, (b) any implied or express warranty of fitness for a particular purpose, (c) any implied or express warranty of conformity to models or samples of materials, and (d) any other warranty of any nature, express or implied, except as expressly provided herein, and all such Assets are to be conveyed “As Is” and “Where Is,” with all faults.

3.08.                Title to Properties. On the Closing Date, Seller shall convey to Buyer Defensible Title to the Assets.  Seller has delivered or made available to Buyer all items in its possession that would be relevant in the determination as to whether Seller has the ability to convey Defensible Title to the Assets.
3.09.                Brokers. Seller has not incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the transactions contemplated by this Agreement other than obligations that are the sole responsibility of Seller.
3.10.                Tax Sharing Agreements. There are no tax sharing agreements or any other contract relating to the sharing or payment of any Tax for which Buyer will have any liability in connection with the Contemplated Transactions.
3.11.                Consents and Preferential Purchase Rights. Except with respect to the MMS approvals, Part 3.11 of Seller’s Disclosure Schedule sets forth all Consents and Preferential Purchase Rights.
3.12.                Imbalances and Future Delivery/Payment Obligations. Except as set forth in Part 3.12(a) of Seller’s Disclosure Schedule, there are no Imbalances as of the Effective Time.  To Seller’s

Knowledge, the current status of Imbalances is as set forth in Part 3.12(b) of Seller’s Disclosure Schedule.  Except as set forth in Part 3.12(c) of Seller’s Disclosure Schedule, there are no Future Delivery/Payment Obligations as of the Effective Time.  Except as set forth in Part 3.12(d) of Seller’s Disclosure Schedule, no Future Delivery/Payment Obligations are attributable to the period after the Effective Time.  Notwithstanding anything to the contrary contained in this Agreement, Seller makes no representation or warranty with respect to gas pipeline Imbalances, which, pursuant to Section 2.07, constitute Retained Liabilities.
3.13.                Status of Leases. (i) To Seller’s Knowledge, the Leases have been maintained according to their terms, in compliance with the agreements to which the Leases are subject; (ii) all royalties (other than royalties held in suspense), delay rentals, and other payments due under the Leases which are Seller Operated Assets (and to Seller’s Knowledge with respect to the other Leases) have been properly and timely paid and all conditions necessary to keep the Leases in force have been fully performed by Seller and each other Person that is a party thereto; (iii) to Seller’s Knowledge, except as shown on the Exhibits hereto, and without expanding or enlarging any warranty of title given elsewhere herein, the Leases are presently in force and effect as to all water bottoms and depths; and (iv) neither Seller nor, to Seller’s Knowledge, any other party to any Lease has received notice or threat of any claim or action seeking to terminate, cancel, rescind, or procure a judicial reformation of any Lease or any provisions thereof or seeking the release of any Lease (or portion thereof).  Each Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller and of each other Person that is a party thereto, and, except as set forth in Part 3.13 of Seller’s Disclosure Schedule, there is no, and Seller has not received notice of any, breach or default (nor is it aware of any condition or event which, after notice or lapse of time or both, would constitute a breach or default) thereunder.
3.14.                Contracts.

(a)                Set forth on Part 3.14 of Seller’s Disclosure Schedule (and segregated in Part 3.14 among the below categories) is a true, complete, and correct description of each contract, agreement, lease, or similar arrangement which is included in the Assets (or by which any of the Assets is bound) and which:

(i)            is between Seller and any Affiliate of Seller;

(ii)           is a contract for the sale, purchase, processing, or transportation of any Hydrocarbons or any other Assets, except those Hydrocarbon sales, purchase, processing or transportation agreements which can be terminated by Seller and its assigns upon not more than forty-five (45) days notice without penalty or detriment to Seller and its assigns;

(iii)          creates a purchase option, right of first refusal, call, or preferential purchase right on any Hydrocarbons;

(iv)          creates any area of mutual interest or similar provision with respect to the acquisition by Seller or its assigns of any interest in any Hydrocarbons, land or asset, or contains any restrictions on the ability of Seller or its assigns to compete with any other Person;

(v)           is a participation, partnership, joint venture, farmout, farmin, or similar agreement;

(vi)          creates or evidences any Preferential Purchase Right or Consent;

(vii)         evidences an obligation in excess of $250,000.00 to pay a deferred purchase price of property, except accounts payable arising in the ordinary course of business;

(viii)        evidences a lease or rental of any land, building or other improvements or portion thereof, excluding Leases; or

(ix)           is necessary to own and operate the Assets in the manner that they were owned and operated on the date of this Agreement or that creates any material obligation related to the Assets.

(b)                Seller has made available to Buyer true, complete, and correct copies of all Contracts and Leases (together with all amendments and supplements to such Contracts and Leases and all waivers of any terms thereof) listed on Exhibit B and/or Part 3.14 of Seller’s Disclosure Schedule.

(c)                Except as set forth on Parts 3.02 and 3.14 of Seller’s Disclosure Schedule, and except where the failure would not have a material adverse effect on the operations or value of the Assets, taken as a whole, (1) each Contract is in full force and effect and constitutes a legal, valid, and binding agreement, enforceable in accordance with its terms, of each party thereto; (2) there are no violations or breaches of any Contract or existing facts or circumstances which upon notice or the passage of time or both will constitute a violation or breach thereof; (3) no notice of the exercise or attempted exercise of premature termination, price reduction, market-out or curtailment of any Contract has been received by Seller or any Affiliate of Seller nor, to the Knowledge of Seller, any other party to such Contract; (4) no notice has been received by Seller or any Affiliate of Seller nor, to the Knowledge of Seller, any other party to such Contract, that any party thereto intends not to honor its obligations under any Contract; and (5) Seller nor, to the Knowledge of Seller, any other party to such Contract, is not participating in any discussions or negotiations regarding modification of any Contract.

(d)                Except as set forth in Part 3.11 of Seller’s Disclosure Schedule, the Contracts are freely assignable without the Consent of third parties.

3.15.                Laws and Regulations. Except as set forth in Part 3.15 of Seller’s Disclosure Schedule, (a) the Seller Operated Assets are, and the operation of the Seller Operated Assets is, and to the Knowledge of Seller, the Non-Operated Assets are, and the operation of the Non-Operated Assets is, in compliance in all material respects with the provisions and requirements of all Legal Requirements (other than requirements of Environmental Laws which are governed by Section 3.06 rather than this Section); and (b) Seller has in effect all Governmental Authorizations necessary for it to own, lease, or operate the Assets and to carry on its business with respect to the Assets, and there has occurred no default under any such Governmental Authorization.  Seller has not received any notice that it, its Affiliates or any such operator is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such Governmental Authorization.
3.16.                Non-Consent Operations. Seller has not elected not to participate in any operation or activity proposed with respect to the Assets which could result in any of Seller’s interest in any Assets becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the Net Revenue Interests and Working Interests set forth in Exhibit A.
3.17.                Wells. To the Knowledge of Seller, all Wells have been drilled and completed within the limits permitted by all applicable Leases, contracts, and pooling or unit agreements, and by Legal Requirements.  To the Knowledge of Seller, no Well is subject to penalties on allowables after the Effective Time because of any overproduction or any other violation of Legal Requirements.  Except as set forth in Part 3.17 of Seller’s Disclosure Schedule, there are no wells, platforms, or other Equipment located on the Seller Operated Assets, and to the Knowledge of Seller, on the Non-Operated Assets, that:  (i) Seller is currently obligated by any Legal Requirement or contract to currently plug and abandon; (ii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Body; or (iii) have been plugged and abandoned in a manner that does not comply in all material respects with Legal Requirements.
3.18.                Outstanding Capital Commitments. To Seller’s Knowledge, as of the Effective Time and as of the date of this Agreement, there were and are no outstanding AFEs or other commitments to make capital expenditures which are binding on Seller or the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $250,000.00, other than those shown on Part 3.18 of Seller’s Disclosure Schedule.
3.19.                Operation of Assets Since Effective Time. From the Effective Time until the date of this Agreement, Seller (a) has conducted the business with respect to the Assets only in the ordinary course of business, (b) has conducted such business in the manner required under Section 5.02(a)(i) through (iv) had such provisions been applicable during such period, and (c) has not taken any action for which consent or waiver by Buyer would have been required under Section 5.02(b)(ii), (v), (vi), (vii) or (viii) had such provisions been applicable during such period.
3.20.                No Pooling, Unitization, Communitization or Spacing Orders.

Seller represents and warrants that no pooling, unitization, communitization, or spacing orders or agreements have been entered or promulgated after the Effective Time, and Seller has not received any notice of any proposed pooling, unitization, communitization or spacing orders or agreements, with respect to the Assets that would cause any change to Seller’s Net Revenue Interests or Working Interests as set forth in Exhibit A hereto.

3.21.                Material Factor.

Seller acknowledges that Seller’s representations under this Article are a material inducement to Buyer to enter into this Agreement and close the Contemplated Transactions with Seller.

3.22.                No Encumbrances.

Except as set forth in Part 3.22 of the Seller’s Disclosure Schedule, there are no Encumbrances affecting the interests of Seller in the Assets.

3.23.                Assets.

The Assets include all of the interests of Seller and its Affiliates in the properties included in the Assets.

3.24.                No Orders.

Except as set forth in Part 3.24 of the Seller’s Disclosure Schedule, neither Seller, its Affiliates, nor, to the Knowledge of Seller, the operator of any Asset is subject to any Order with respect to any Asset other than Orders that are generally applicable to offshore oil and gas operators or that would not have an Environmental Material Adverse Effect.

3.25.                Insurance Claims.

Part 3.25 of the Seller’s Disclosure Schedule sets forth a complete list of all claims made by Seller under insurance policies during the five (5) year period preceding the execution of this Agreement with respect to operations of, or damage or destruction to, the Assets.

3.26.                Hurricane Costs.

All physical damage to the Equipment and other tangible property included in the Seller Operated

Assets has been restored, repaired, and replaced.  Part 3.26(a) of the Seller’s Disclosure Schedule sets forth a complete list of all outstanding AFE’s for Hurricane Costs.  To Seller’s Knowledge, there are no cost overruns expected with respect to such AFE’s except as set forth on Part 3.26(b) of the Seller’s Disclosure Schedule.

3.27.                Legal Privilege Documents.

Part 3.27 of the Seller’s Disclosure Schedule sets forth a complete list of all records, documents, and other materials regarding the Assets that were not provided to Buyer as a result of being subject to legal privilege or which constitute Excluded Assets by virtue of being subject to legal privilege.

3.28.                Investment Representations.

(a)                Seller has (i) the ability to bear the economic risks of ownership of the Deposit Shares which may be delivered to Seller under the terms of the Agreement and (ii) the knowledge and experience in financial and business matters necessary for evaluating the merits and risks of investing in Deposit Shares;

(b)                Seller has had such opportunity as it has deemed appropriate to ask questions of and receive answers from persons acting on behalf of Buyer’s Parent and Buyer concerning Buyer’s Parent, Buyer and the Contemplated Transactions in order to make an informed investment decision with respect to the Deposit Shares;

(c)                Seller would not be acquiring the Deposit Shares under the terms and conditions of the Escrow Agreement as a result of or after any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or meeting;

(d)                Seller is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

(e)                Seller would be acquiring the Deposit Shares upon the terms and conditions set forth in the Escrow Agreement for investment and for Seller’s own account and not with the current view to, or for resale in connection with, any distribution;

(f)                 Seller understands that the Deposit Shares have not been registered under the Securities Act or under any state securities or blue sky laws, and, as a result, are subject to substantial restrictions on transfer subject, however, to the provisions of the Registration Rights Agreement;

(g)                Seller acknowledges that appropriate legends will be placed on the certificates representing the Deposit Shares indicating the restrictions on transfer of the Deposit Shares, but such legends shall be subject to removal upon registration under the circumstances described in the Registration Rights Agreement or as otherwise provided by law; and

(h)                Seller acknowledges that the Deposit Shares must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities or blue sky laws, whether pursuant to the Registration Rights Agreement or otherwise, or sold or otherwise transferred pursuant to exemptions from registration under the Securities Act and/or such state securities laws.

3.29.        Acknowledgments Regarding MMS Letter. Buyer acknowledges the disclosure by Seller of that certain letter dated February 5, 2007, from Chris Oynes, Regional Director of the MMS, to Seller, pertaining to Seller’s compliance performance.  The Parties acknowledge that such letter could be interpreted to be applicable to several of the representations and warranties contained in this Article 3.  Buyer agrees that the disclosure of such letter in Part 3.15 of the Disclosure Schedule constitutes adequate disclosure in connection with any other representation and warranty in this Article 3 to which such letter might be interpreted to be applicable.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date of this Agreement, as follows:

4.01.                Organization and Good Standing. Buyer is duly organized, validly existing, and in good standing under the laws of Delaware and in every state in which it is qualified to do business, and in each jurisdiction in which the Assets are located.
4.02.                Authority; No Conflict.

(a)                This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other documents executed and delivered by Buyer at the Closing (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents shall constitute the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Buyer’s Closing Documents, and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

(b)                Except as disclosed to Seller on Part 4.02 of Buyer’s Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

(c)                Except with respect to the MMS Approvals, or as disclosed to Seller on Part 4.02 of Buyer’s Disclosure Schedule, Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.03.                Certain Proceedings.   There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been Threatened.
4.04.                Knowledgeable Investor.   Buyer is an experienced and knowledgeable investor in the oil and gas business.  Prior to entering into this Agreement, Buyer was advised by its own legal, tax, and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets, and their value, and it has relied solely thereon and on the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at Closing.  Buyer is acquiring the Assets for its own account and not for distribution.
4.05.                Securities Laws.   The solicitation of offers and the sale of the Assets by Seller have not been registered under any securities laws.  Buyer represents that at no time has it been presented with or solicited by or through any public promotion or any form of advertising in connection with this transaction.  Buyer represents that it intends to acquire the Assets for its own benefit and account and that it is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Assets or fractional undivided interests therein, it shall do so in compliance with applicable federal and state securities laws.
4.06.                Due Diligence.   Without limiting or impairing any representation, warranty, covenant, or agreement of Seller contained in this Agreement and the Seller’s Closing Documents, or Buyer’s right to rely thereon, Buyer represents that it has performed, or shall perform before the Closing, such review and due diligence with respect to the Assets, which includes reviewing well data and other files in performing necessary evaluations, assessments, and other tasks involved in evaluating the Assets as it deems necessary to enable it to make an informed decision to acquire the Assets under the terms of this Agreement.
4.07.                Basis of Buyer’s Decision.   Buyer represents that by reason of its knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller, and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence and Seller’s representations, warranties, covenants and agreements contained in this Agreement and Seller’s Closing Documents, and not on any other representations or warranties by Seller.  Buyer represents that it has not relied and shall not rely on any statements by Seller or its representatives (other than those representations, warranties, covenants and agreements of Seller contained in this Agreement and Seller’s Closing Documents) in making its decision to enter into this Agreement or to close this transaction.

4.08.                Material Factor.   Buyer acknowledges that Buyer’s representations under this Article are a material inducement to Seller to enter into this Agreement and close the Contemplated Transactions with Buyer.
4.09.                Brokers.   Buyer has not incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the transactions contemplated by this Agreement other than obligations that are the sole responsibility of Buyer.
4.10.                Buyer’s Parent.   With respect to Buyer’s Parent:

(a)                Buyer’s Parent is a company duly organized, validly existing and in good standing under the laws of Bermuda and every state in which it is qualified to do business, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

(b)                The authorized, issued and outstanding capital of Buyer’s Parent is as described in Buyer’s Parent’s registration statement on Form S-1 (File No. 333-140916), declared effective by the Commission on or about April 6, 2007 (the “Parent Registration Statement”).  Parent has no options, warrants or other securities convertible into or exchangeable for or with any of Parent’s common shares or other securities except as described in the Parent Registration Statement.  The forms of memorandum of association and bye-laws attached as exhibits to the Parent Registration Statement and provided to counsel for Seller reflect the true and complete copies of such instruments, including all amendments and as in effect on the date hereof.

(c)                The Deposit Shares have been duly and validly issued to Seller for valid consideration, and the Deposit Shares are fully paid, non-assessable common shares of Buyer’s Parent.  The Deposit Shares have been duly registered in the name of Seller, with no stop orders or other restrictions on transfer, except for the terms of the Escrow Agreement.

(d)                Buyer’s Parent has the absolute and unrestricted right, power, authority, and capacity to issue the Deposit Shares to Seller.  Buyer’s Parent has obtained all necessary consents, including without limitation the consent of its board of directors, required for the issuance and delivery of the Deposit Shares to Seller, and no consent of any shareholders or other third parties is required for such issuance or delivery.  Buyer’s Parent’s issuance and delivery of the Deposit Shares and execution, delivery and performance of the Registration Rights Agreement will not contravene, conflict with, or result in a violation of any provision of its memorandum of association or bye-laws, or any resolution adopted by the board of directors or the shareholders of Buyer’s Parent; or contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge such issuance and delivery, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any material Contract or agreement or any Legal Requirement or Order to which Buyer’s Parent may be subject.  Without limiting the generality of the foregoing, the “Termination Date” under Bye-Law 49 of Buyer’s Parent’s Bye-Laws has occurred and there are, as of the date of this Agreement, no restrictions on Buyer’s Parent nor rights of shareholders or other Persons arising under such Bye-Law 49.

(e)                Buyer, on behalf of Buyer’s Parent, acknowledges the issuance of the Deposit Shares, agrees that Seller shall not be required to give the notice described in Bye-Law 50.1, and further agrees that Seller shall not be deemed in default as described in Bye-Law 50.3 as a result of Seller’s holdings of the Deposit Shares.

(f)                 The Registration Statement on Form S-1 (File No. 333-140916), including the exhibits thereto, declared effective by the Commission on or about

April 6, 2007 (the “Registration Statement”), at the time the Registration Statement was declared effective by the Commission, did not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE 5

COVENANTS OF SELLER

5.01.                Access and Investigation.   Between the date of this Agreement and the Closing Date, Seller shall (a) afford Buyer and its Representatives full and complete access during normal business hours to Seller’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish promptly Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer and its Representatives may reasonably request (and upon Buyer’s request use reasonable efforts to obtain the consent of third party operators to give Buyer and its Representatives reasonable access to similar information with respect to Assets not operated by Seller or an Affiliate of Seller), (c) make available to Buyer immediately after the date of this Agreement all environmental assessment, investigatory, and audit reports, studies, analyses, and correspondence (other than correspondence that exists solely in electronic form) relating to the Assets that are in the possession or control of Seller or any of its Affiliates, addressing Releases or threatened Releases, Remediations, Environmental Liabilities, Environmental Conditions, or Violations of Environmental Laws, and (d) furnish promptly to Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request;  PROVIDED THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND IN THE SELLER’S CLOSING DOCUMENTS, SELLER MAKES NO WARRANTY, AND EXPRESSLY DISCLAIMS ALL WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF THE DOCUMENTS, INFORMATION, BOOKS, RECORDS, FILES, AND OTHER PERTINENT DATA THAT IT MAY PROVIDE TO BUYER.
5.02.                Operation of the Assets.

(a)                Between the date of this Agreement and the Closing Date, Seller shall conduct the business relating to the Assets only in the ordinary course of business.  By way of example, and not as a limitation, during such period, Seller shall use commercially reasonable efforts to:

(i)            maintain the Assets and operate the Assets or cause the Assets to be operated in the ordinary course of business;

(ii)           pay or cause to be paid all bonuses and rentals, royalties, overriding royalties, shut-in royalties, and minimum royalties and development and operating expenses, current taxes, and other payments incurred with respect to the Assets except (i) royalties held in suspense as a result of title issues and that do not give any third party a right to cancel an interest in an Asset and (ii) expenses or royalties being contested in good faith and for which adequate reserves have been provided, unless the nonpayment of such contested expenses or royalties could result in the loss of a Lease, in which case Seller will notify Buyer and obtain Buyer’s approval prior to withholding such payment;

(iii)          maintain the personal property comprising part of the Assets in at least as good a condition as it is on the date hereof, subject to ordinary wear and tear;

(iv)          safeguard and maintain confidential all records of a nonpublic nature (including without limitation geological and geophysical data and maps and interpretations thereof) that relate to the Assets; and

(v)           keep Buyer reasonably informed regarding current and proposed activities and operations relating to the Assets.

(b)                Similarly, between the date of this Agreement and Closing, Seller shall not, without Buyer’s consent:

(i)            take any action that would cause its representations or warranties under this Agreement to be materially incorrect as of the Closing Date except in the ordinary course of business;

(ii)           abandon any Asset (except the abandonment of producing leases not capable of producing in paying quantities after the expiration of their primary terms);

(iii)          commence, propose, or agree to participate in any single operation with respect to the Wells or Leases with an anticipated cost in excess of $250,000 except for emergency operations;

(iv)          elect to participate in any single operation proposed by a third party with respect to the Wells or Leases with an anticipated cost in excess of $250,000, except for emergency operations;

(v)           terminate, cancel or materially amend or modify any Contract or Lease;

(vi)          waive any right of material value under any Contract or Lease;

(vii)         sell, lease, encumber, or otherwise dispose of all or any portion of any Assets, except sales of Hydrocarbons in the ordinary course of business under Hydrocarbon sales agreements which meet the requirements of paragraph (viii) below or which are listed in Part 3.14(a)(ii) of Seller’s Disclosure Schedule; or

(viii)        enter into any new production sales, processing, gathering, or transportation agreement with respect to the Wells not terminable by Buyer without penalty after Closing on forty-five (45) days notice or less.

5.03.        Insurance.                              (a)         Seller shall maintain in force during the period from the date of this Agreement until Closing, all of Seller’s excess liability, workers compensation, auto liability, property and casualty, and well control insurance policies in the amounts and with the coverages currently maintained by Seller covering the Assets and the Retained Assets.

(b)           Notwithstanding subparagraph (a) above, the daily pro-rated annual premiums for insurance that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs.  Buyer shall not be responsible for, and Property Costs shall not include, any minimum or minimum earned premiums in excess of the daily pro-rated annual premiums attributable to such insurance coverage.

5.04.                Consent and Waivers.   Seller agrees to use commercially reasonable efforts to obtain prior to Closing written waivers of all Preferential Purchase Rights and all waivers and Consents necessary for the transfer of the Assets to Buyer; provided that in the event Seller is unable to obtain all such waivers and Consents after using such reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement.
5.05.                Notification.   Between the date of this Agreement and the Closing Date, Seller shall promptly notify Buyer in writing if Seller obtains Knowledge of any fact or condition that causes or constitutes a Breach, in any material respect, of any of Buyer’s representations and warranties as of the date of this Agreement, or if Seller obtains Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach, in any material respect, of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, Seller shall promptly notify Buyer if Seller obtains Knowledge of the occurrence of any Breach, in any material respect, of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.  The covenants set forth in this Section 5.05 are subject to the limitations set forth below in Section 6.02.
5.06.                Satisfaction of Conditions.   Between the date of this Agreement and the Closing Date, Seller shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied; provided that in the event Seller is unable to satisfy such conditions after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement; provided further, however, the foregoing shall not constitute a waiver of Seller’s Breach of any of the other provisions of this Article 5 or any other Breach of this Agreement.
5.07.                Transition.   Seller will cooperate with Buyer in arranging an orderly transition of the operatorship of the Seller Operated Assets to Buyer as of the Closing Date.  Within five (5) days after the execution of this Agreement, Seller will provide Buyer (i) a list of all contractors and suppliers providing services or supplies in connection with the Seller Operated Assets and (ii) a complete inventory of all Equipment and other personal property owned and/or leased by Seller or its Affiliates and used in connection with the operation of the Seller Operated Assets.   Seller will keep Buyer fully and promptly advised of all activities and operations concerning the Seller Operated Assets.  From time to time as requested by Buyer, Seller will meet with Buyer concerning operations of the Seller Operated Assets and the steps necessary to complete an orderly transition of the operatorship of the Seller Operated Assets as of the Closing Date.
5.08.                Unaudited Financial Information.   Within five (5) Business Days after the execution of this Agreement, Seller will provide Buyer with unaudited statements of revenue and direct operating expenses, including production volumes, of the Assets for the three month periods ended September 30, 2003, December 31, 2003, March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004, March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, and March 31, 2007.  Within ninety (90) days after the Closing, Seller will provide Buyer with unaudited statements of revenue and direct operating expenses, including production volumes, of the Assets for the period April 1, 2007, to the Closing Date.

ARTICLE 6

COVENANTS OF BUYER

6.01.                Notification.   Between the date of this Agreement and the Closing Date, Buyer shall promptly notify Seller in writing if Buyer obtains Knowledge of any Breach, in any material respect, of any of Seller’s representations and warranties as of the date of this Agreement, or if Buyer obtains Knowledge of an occurrence after the date of this Agreement that would (except as expressly contemplated by this Agreement) cause or constitute a Breach, in any material respect, of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, Buyer shall promptly notify Seller if Buyer obtains Knowledge of the occurrence of any Breach, in any material respect, of any covenant of Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.
6.02.                Limitations on Sections 5.05 & 6.01.   Should there be any dispute as to whether a party had Knowledge that a representation or warranty of the other party had been Breached or would be Breached in any material respect or that any covenant or agreement of the other party had been Breached in any material respect, the burden of proof regarding such party’s Knowledge shall be on the party claiming that Knowledge existed.  There shall be no Breach of the covenants in Section 5.05 or Section 6.01 as a result of a party’s failure to report a Breach of any representation or warranty or a Breach of any covenant or agreement of which it had Knowledge if the party subject to the Breach also had Knowledge thereof prior to Closing.
6.03.                Satisfaction of Conditions.   Between the date of this Agreement and the Closing Date, Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied; provided that in the event Buyer is unable to satisfy such conditions after using such commercially reasonable efforts such failure to satisfy shall not constitute a Breach of this Agreement; provided further, however, the foregoing shall not constitute a waiver of Buyer’s Breach of any of the other provisions of this Article 6 or any other Breach of this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.01.                Accuracy of Representations.   All of Seller’s representations and warranties in this Agreement must have been accurate in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) as of the date of this Agreement, and must be accurate in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) as of the Closing Date as if made on the Closing Date.

7.02.                Seller’s Performance.

(a)                All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b)                Seller must deliver, or be prepared to deliver, each document required to be delivered by it pursuant to Section 2.04.

7.03.                No Proceedings.   Since the date of this Agreement, there must not have been commenced or Threatened against Seller, or against any Affiliates thereof, any Proceeding (other than by Buyer or an Affiliate of Buyer) seeking to restrain, enjoin or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.
7.04.                No Orders.   There shall be no Order of any Governmental Body having appropriate jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein.

ARTICLE 8

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.01.                Accuracy of Representations.   All of Buyer’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
8.02.                Buyer’s Performance.

(a)                All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b)                Buyer must deliver, or be prepared to deliver, each document required to be delivered by it pursuant to Section 2.04.

8.03.                No Proceedings    Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Affiliates thereof, any Proceeding (other than by Seller or an Affiliate of Seller) seeking to restrain, enjoin or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.
8.04.                No Orders.

There shall be no Order of any Governmental Body having appropriate jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein.

ARTICLE 9

TERMINATION

9.01.                Termination Events.   This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)                by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived in writing or cured;

(b)                by mutual written consent of Buyer and Seller;

(c)                by either Buyer or Seller if the Closing has not occurred (other than as a result of a Breach by the party seeking to terminate this Agreement) on or before June 30, 2007, or such later date as the parties may agree upon in writing;

(d)                by Buyer if the conditions in Article 7 have not been satisfied on or before June 30, 2007;

(e)                by Seller if the conditions in Article 8 have not been satisfied on or before June 30, 2007; or

(f)                 as provided in Article 11.

9.02.                Effect of Termination.   Each party’s rights of termination under Article 11 are in addition to the rights it may have under this Article 9.  If this Agreement is terminated pursuant to Section 9.01, all further obligations of the parties under this Agreement shall terminate, but such termination shall not impair nor restrict (a) the rights of either party against the other with respect to the Deposit, or under Article 10 and (b) the right of Buyer to recover any Damages incurred by it arising out of any Breach by Seller of this Agreement and the termination of this Agreement as a result thereof.

ARTICLE 10

INDEMNIFICATION; REMEDIES

10.01.              Survival.   All representations, warranties, covenants, and agreements contained in this Agreement shall survive the Closing and continue for one (1) year following the Closing Date (or, if termination of this Agreement occurs under Article 9, then one (1) year following the termination under Article 9, in the case of Sections 10.02(c), 10.03(c) and 10.03(d) only), except:

(a)                those contained in Section 3.06 shall terminate on the Closing, those contained in Section 3.08 (other than for matters arising between the Title Claim Date and the Closing) shall terminate on the Title Claim Date, and those contained in Section 3.08 for matters arising between the Title Claim Date and the Closing shall terminate three (3) months after the Closing Date;

(b)                if another survival period for making a claim is expressly provided in the underlying covenant, agreement, representation, or warranty, then such other survival period shall apply with respect to such specific covenant, agreement, representation, or warranty;

(c)                the indemnities contained in this Article 10 shall survive the Closing and continue in accordance with their respective terms set forth below in this Article 10; and

(d)                the representations, warranties, covenants, and agreements in Article 12 and in Sections 3.01, 3.02, 3.09, 3.10, 4.01, and 4.09 shall continue indefinitely.

10.02.              Indemnification and Payment of Damages by Seller.   Except as otherwise limited in

this Article 10, from and after the Closing (or before or after the Closing in the case of Section 10.02(c) below) Seller shall defend, indemnify, and hold harmless Buyer and its respective Representatives, stockholders, controlling persons, and Affiliates (collectively, the “Buyer Group”) for, and shall pay to the Buyer Group the amount of, any loss, liability, demand, judgment, settlement, fine, penalty, expense, cost, Remediation cost or expense, attorneys fees and expenses, claim, or damage, whether or not involving a third-party claim (collectively, “Damages”), arising from:

(a)                any Breach of any representation or warranty made by Seller in this Agreement, or in any certificate delivered by Seller pursuant to this Agreement;

(b)                any Breach by Seller of any covenant or obligation of Seller in this Agreement;

(c)                any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

(d)                any Retained Liabilities;

(e)                the use, ownership, or operation of the Assets by Seller or any Affiliate of Seller prior to the Effective Time, except to the extent assumed by Buyer as Assumed Liabilities;

(f)                 the use, ownership, or operation of the Excluded Assets;

(g)                the use, ownership, or operation of the Retained Assets; or

(h)                Seller’s or its agents’, contractors’ or employees’ performance of (or failure to perform) the Remediation work pursuant to Section 11.13(a) or their presence on the Assets in connection with such Remediation work, WHETHER OR NOT BASED UPON STRICT LIABILITY OR CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF BUYER GROUP, OR ANY PERSON OR ENTITY, UNLESS SUCH INJURY WAS

OCCASIONED SOLELY BY THE GROSS NEGLIGENCE OR INTENTIONAL TORT OF BUYER OR ANY OFFICER, DIRECTOR, OR EMPLOYEE OR AGENT OF BUYER.

Except for Buyer’s termination rights under Articles 9 and 11 of this Agreement and the special warranty of title in the Instruments of Conveyance, the remedies provided in this Article 10 (if Closing occurs) and Section 2.02 (if Closing does not occur) are Buyer’s and Buyer Group’s exclusive remedies for Seller’s Breaches.  Seller’s obligations under Section 10.02(g) are not intended to cover, and shall not release Buyer Group from, any obligations and responsibilities that any member of Buyer Group may have (i) as owner of the Assets from and after the Effective Time or (ii) as a participating party in any non-consent or similar operation in which a member of Seller Group does not participate from and after the Effective Time.

10.03.              Indemnification and Payment of Damages by Buyer.   Except as otherwise limited in this Article 10, from and after the Closing (or before or after the Closing in the case of Sections 10.03(c) and 10.03(d) below) Buyer shall defend, indemnify and hold harmless Seller and its Representatives, stockholders, controlling persons, and Affiliates (collectively, the “Seller Group”) for, and shall pay to Seller Group the amount of any Damages arising from:

(a)                any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b)                any Breach by Buyer of any covenant or obligation of Buyer in this Agreement;

(c)                any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or

(d)                any loss, liability, claim, damage or suit which any of Buyer’s employees or agents or their heirs, executors, or assigns may assert against Seller, based upon injury to person, including death or to property, arising in any manner whatsoever from any inspections of Seller’s property prior to Closing,

WHETHER OR NOT BASED UPON STRICT LIABILITY OR CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF SELLER, OR ANY PERSON OR ENTITY, UNLESS SUCH INJURY WAS OCCASIONED SOLELY BY THE GROSS NEGLIGENCE OR INTENTIONAL TORT OF SELLER OR ANY OFFICER, DIRECTOR, OR EMPLOYEE OR AGENT THEREOF;

(e)            the use, ownership, or operation of the Assets from and after the Effective Time, excluding any Damages arising from any Retained Liabilities; and

(f)            the Assumed Liabilities.

Except for Seller’s termination rights under Articles 9 and 11 of this Agreement, the remedies provided in this Article 10 (if Closing occurs) and Section 2.02 (if Closing does not occur) are Seller’s and Seller Group’s exclusive remedies for Buyer’s Breaches.  Buyer’s indemnities under Sections 10.03(e) and (f) are subject and subordinate to any claims for indemnity that Buyer may have against Seller pursuant to Section 10.02(a) or 10.02(b).  Buyer’s obligations under Sections 10.03(e) and (f) are not intended to cover, and shall not release Seller Group from, any obligations and responsibilities that any member of Seller Group may have as owner of the Excluded Assets from and after the Effective Time.

10.04.              Time Limitations.   Neither Seller nor Buyer shall have any liability (for indemnification or otherwise) with respect to any Breach of any representation, warranty, covenant, or agreement under this Agreement unless, during the survival period set forth in Section 10.01 with respect to such representation, warranty, covenant, or agreement, the other party notifies the Breaching party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the party asserting such claim.  Claims for indemnity under Sections 10.02(a), 10.02(b), 10.02(d), 10.02(e), 10.03(a), 10.03(b), and 10.03(d) with respect to the Breach of any representation, warranty, covenant, or agreement may only be made during the survival period set forth in Section 10.01 with respect to the particular representation, warranty, covenant, or agreement as to which a claim of Breach is being made.  The parties’ respective indemnity obligations under Section 10.02(c), 10.02(d), 10.02(f), 10.02(g), 10.02(h), 10.03(c), 10.03(e), and 10.03(f) shall survive indefinitely.
10.05.              Limitations on Amount—Seller.   If the Closing occurs, Seller shall have no liability

under Section 10.02 until the total of all Damages indemnified thereunder exceeds one percent (1%) of the Purchase Price, and then Seller shall be liable for the entire amount of such Damages, not to exceed, however, fifteen percent (15%) of the Purchase Price.  Notwithstanding the foregoing and anything to the contrary in the Agreement, no limit on liability under this Section and no deductible or liability threshold under this Agreement shall be applied to reduce Seller’s obligations under Section 10.02 with respect to Sections 2.02, 2.05, 2.08, 3.01, 3.02, 3.07(b), 3.09, 3.10, 3.12 (in regard to Part 3.12(d) of Seller’s Disclosure Schedule), 3.20, 5.02, 5.03, 10.02(c), 10.02(d), 10.02(f), 10.02(g), 10.02(h), 12.01, 12.02, 12.05, and 12.16 or Article 11.  Seller’s liability for a breach of Section 3.08 for matters arising between the Title Claim Date and the Closing shall be subject to the deductibles and limitations to the extent made applicable under Section 11.08 rather than this Section.

10.06.              Limitations on Amount—Buyer.   If the Closing occurs, Buyer shall have no liability under Section 10.03 until the total of all Damages indemnified thereunder exceeds one percent (1%) of the Purchase Price, and then Buyer shall be liable for the entire amount of such Damages, not to exceed, however, fifteen percent (15%) of the Purchase Price.  Notwithstanding the foregoing and anything to the contrary in the Agreement, no limit on liability under this Section and no deductible or liability threshold under this Agreement shall be applied to reduce Buyer’s obligations under Section 10.03 with respect to Sections 2.02, 2.05, 2.08, 4.01, 4.09, 10.03(c), 12.02, and 12.05.
10.07.              Procedure for Indemnification--Third Party Claims.

(a)                Promptly after receipt by an indemnified party under Section 10.02 or 10.03 of a claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim.  The failure of any indemnified party to give notice of a claim as provided in this Section 10.07 shall not relieve the indemnifying party of its obligations under this Article 10 except to the extent such failure results in insufficient time being available to permit the indemnifying party to effectively defend against the claim or otherwise prejudices the indemnifying party’s ability to defend against the claim.

(b)                If any Proceeding referred to in Section 10.07(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding.  If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (C) the indemnified party shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

(c)                Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party shall not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

10.08.              Procedure for Indemnification—Other Claims.   A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
10.09.              Extent of Representations and Warranties.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE SELLER’S CLOSING DOCUMENTS, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER BY ANY AFFILIATE OR REPRESENTATIVE OF SELLER OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLER’S COUNSEL OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE).  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE SELLER’S CLOSING DOCUMENTS, SELLER EXPRESSLY DISCLAIM AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (A) THE TITLE TO ANY OF THE ASSETS, EXCEPT THAT SELLER EXPRESSLY WARRANTS THAT THE LEASES ARE FREE AND CLEAR OF ALL LIENS, SECURITY INTERESTS, ENCUMBRANCES OR DEFECTS IN TITLE, EXCEPT PERMITTED ENCUMBRANCES, (B) THE CONDITION OF THE ASSETS (INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THE ASSETS ARE BEING SOLD “AS IS,” “WHERE IS” AND “WITH ALL FAULTS AS TO ALL MATTERS,” (C) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (D) ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL AND

ENGINEERING DATA, THE EXISTENCE OR EXTENT OF OIL, GAS, OR THE MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING), AND (E) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS.

(b)           Buyer acknowledges and affirms that it has made its own independent investigation, analysis, and evaluation of the Contemplated Transactions (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets).  Buyer acknowledges that in entering into this Agreement it has relied on the aforementioned investigation and the representations and warranties of Seller contained in this Agreement and the Seller’s Closing Documents.  Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced, any Proceeding of any kind against Seller, or any Affiliate thereof, alleging facts contrary to the foregoing acknowledgment and affirmation; provided, however, that nothing in this Section 10.09(b) shall prevent the assertion of a claim for indemnification and/or payment of damages as provided for in Section 10.02.

10.10.              Compliance With Express Negligence Test.   THE PARTIES AGREE THAT THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO INDEMNIFY THE INDEMNIFIED PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PARTY, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT, OR SOLE.  The foregoing is a specifically bargained for allocation of risk among the parties, which the parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.
10.11.              Limitations of Liability.   In no event shall Seller or Buyer ever be liable to the other for any consequential, special, indirect, exemplary, or punitive damages relating to or arising out of the Contemplated Transactions; provided, however, that any consequential, special, indirect, exemplary, or punitive damages recovered by a third party (including a Governmental Body, but excluding any Affiliate of any party) against a party entitled to indemnity pursuant to this Article 10 shall be included in the Damages recoverable under such indemnity.

ARTICLE 11

TITLE MATTERS AND ENVIRONMENTAL MATTERS

11.01.              Title Examination and Access.   Buyer may make or cause to be made at its expense such examination as it may desire of the title of Seller to the Assets.  For such purposes, Seller shall (a) give to Buyer and its Representatives full access at any reasonable time to all of the files, records, contracts, correspondence, computer output and data files, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files and title records, title insurance policies, ownership maps, surveys, and any other information, data, records, and files that Seller has (or has access to) relating in any way to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, except, however, where restricted by license agreements or other agreements or contracts with a non-affiliated third party; (b) furnish to Buyer all other information in the possession of or available to Seller with respect to the title to the Assets as Buyer may from time to time reasonably request, except to the extent that Seller is prohibited therefrom by any agreement or contract to which it is a party or of which it is a beneficiary with a non-affiliated third party; and (c) authorize Buyer and its representatives to consult with attorneys, abstract companies, and other Representatives of Seller, whether utilized in the past or presently, concerning title-related matters with respect to the Assets.  Seller shall advise Buyer in writing of any restrictions, constraints or prohibition on the right of Seller to provide and disclose to Buyer all data and information herein provided, and Seller shall use commercially reasonable efforts to attempt to remove such restrictions, constraints, or prohibition or to obtain the consent to provide and disclose such data and information to Buyer.
11.02.              Preferential Purchase Rights.   Within five (5) Business Days following the execution of this Agreement, Seller shall provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the transactions contemplated by this Agreement prior to the Closing Date. To the extent any such Preferential Purchase Rights are exercised by any holders thereof, or waivers thereof are not obtained prior to the Closing Date, then the Assets subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement.  The Purchase Price shall be adjusted downward by the Allocated Value of the Assets so excluded.  If any holder of a Preferential Purchase Right applicable to this transaction initially elects to exercise that preferential right, but subsequently refuses or elects not to consummate the purchase under the preferential right (whether such failure occurs before or after the Closing Date), or if, after the Closing, the time period for a holder to exercise such a Preferential Purchase Right expires, the parties agree that Buyer shall purchase such interests covered by the preferential right in accordance with Allocated Value thereof (subject to the adjustments pursuant to Section 2.05) and the closing of such transaction shall take place on a date designated by Seller not more than one hundred eighty (180) days after the Closing Date.
11.03.              Required Consents.   Within five (5) Business Days following the execution of this Agreement, Seller shall initiate all procedures required to comply with or obtain all Consents and the waiver of maintenance of uniform provisions required for the transfer of the Assets.  If Seller shall fail to obtain any Consent or waiver of maintenance of uniform interest provision required for the transfer of any Asset, Seller’s failure shall be handled as follows:

(a)                If the holder of the right to consent or party to a maintenance of uniform interest provision affirmatively refuses to consent or waive prior to Closing, such refusal shall be considered a Title Defect under this Article and the Purchase Price shall be adjusted downward by the Allocated Value of the affected Asset.

(b)                Except for approvals from Governmental Bodies normally received subsequent to assignment, if Seller reasonably believes a Consent or waiver will be obtained within a reasonable period of time subsequent to Closing, the Asset shall be held by Seller for the benefit of Buyer after Closing and Seller shall provide Buyer with the economic benefits thereof until such Consent or waiver is received or until one hundred eighty (180) days after the Closing, if later, and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though the Consent or waiver had been obtained.  If Seller obtains the Consent or waiver within one hundred eighty (180) days after the Closing, then Seller shall deliver conveyances of the Asset to Buyer.  If the Consent or waiver is not obtained or is affirmatively refused within one hundred eighty (180) days after the Closing, Seller shall promptly pay to Buyer an amount equal to the Allocated Value of the affected Asset (less any net revenues (revenues net of Property Costs) received by Buyer in connection with such Asset) plus interest on such amount from the Closing Date until paid at the Agreed Interest Rate, and Seller’s holding for the benefit of Buyer shall thereupon terminate.

11.04.              Defensible Title.   On the Closing Date, Seller shall convey to Buyer Defensible Title to the Assets.  As used herein, the term “Defensible Title” shall mean, as to the Assets, that title which is filed, recorded, or otherwise referenced of record in the records of the applicable Governmental Body in a manner which under applicable Legal Requirements constitutes constructive notice of ownership of such Asset to third parties acquiring an interest in or an encumbrance against such Asset, and which:

(a)                Entitles Seller, as to each Well (or the specified zone(s) therein), to receive and retain without suspension, reduction or termination, not less than the Net Revenue Interest set forth for such Well (or the specified zone(s) therein) in Exhibit A, through the plugging, abandonment, and salvage of such Well (or the specified zone(s) therein), except for any decrease (i) caused by orders of the appropriate regulatory body having jurisdiction over the Well that are promulgated after the Effective Time that concern pooling, unitization, communitization, or spacing matters; or (ii) caused by Buyer, its successors or assigns;

(b)                Obligates Seller, as to each Well (or the specified zone(s) therein), to bear not more than the Working Interest set forth for such Well (or the specified zone(s) therein) in Exhibit A, through the plugging, abandonment, and salvage of such Well (or the specified zone(s) therein), except for any increase (i) caused by Buyer, its successors or assigns; (ii) that also results in the Net Revenue Interest associated with the Well being proportionately increased; or (iii) caused by orders of the appropriate regulatory body having jurisdiction over the Well that are promulgated after the Effective Time that concern pooling, unitization, communitization, or spacing matters;

(c)                Is free and clear of all Encumbrances except for Permitted Encumbrances; and

(d)                In the case of Assets other than Wells (such as pipeline interests and undeveloped leasehold interests), entitles Seller to the ownership interest reflected in Exhibit A.

11.05.              Title Defects.   Buyer shall notify Seller in writing of Title Defects (“Title Defect Notice(s)”) no later than 5:00 p.m. Central Time on the seventh (7th) Business Day prior to the Closing Date (the “Title Claim Date”).  The Title Defect Notice shall state with reasonable specificity:  (i) the Asset affected; (ii) the particular Title Defect claimed; (iii) Buyer’s good faith estimate of the amount the Title Defect reduces the Allocated Value of the affected Asset (such amount being the “Defect Value”); and (iv) appropriate documentation, if any, substantiating Buyer’s claim.  Without limiting Section 3.08 or the Instruments of Conveyance, Buyer shall conclusively be deemed to have waived any Title Defects not asserted by a Title Defect Notice no later than 5:00 p.m. Central Time on the Title Claim Date.  For all Title Defects asserted in Title Defect Notices, Seller shall have the option of (a) curing the Title Defect, (b) contesting the Title Defect or Buyer’s good faith estimate of the Defect Value, (c) adjusting the Purchase Price downward by Buyer’s good faith estimate of the Defect Value, subject to the limitations set forth below, or (d) excluding the affected Asset and reducing the Purchase Price by the Allocated Value thereof.  Seller shall notify Buyer in writing of its election no more than four (4) Business Days following its receipt of a Title Defect Notice, and Seller’s failure to make an election shall be deemed an election under clause (c) of the preceding sentence.

The Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a)                if the Title Defect is that the actual Net Revenue Interest attributable to any Well (or the specified zone(s) therein) is less than that stated in Exhibit A, then the Defect Value is the product of the Allocated Value of such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth in Exhibit A and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest stated in Exhibit A;

(b)                if the Title Defect results from Seller having a greater Working Interest in a Well (or the specified zone(s) therein) than the Working Interest specified therefor in Exhibit A, without a corresponding increase in the Net Revenue Interest, the Defect Value shall be equal to the present value (discounted at

10% compounded annually) of the increase in the costs and expenses forecasted in the Reserve Report with respect to such Well (or the specified zone(s) therein) for the period from and after the Effective Time which is attributable to such increase in Seller’s Working Interest;

(c)                if the Title Defect results from the existence of a lien, security interest, pledge or collateral assignment, the Defect Value shall be an amount sufficient to fully discharge such lien, security interest, pledge or collateral assignment;

(d)                if the Title Defect results from any matter not described in paragraphs (a), (b) or (c) above, the Defect Value shall be an amount equal to the difference between the value of the Well(s) (or the specified zone(s) therein) or other Asset with such Title Defect and the value of the Well(s) (or the specified zone(s) therein) or other Asset without such Title Defect (taking into account the Allocated Value of the affected Asset);

(e)                if a Title Defect is not effective or does not affect a Well (or the specified zone(s) therein) or other Asset throughout the entire productive life of such Well (or the specified zone(s) therein) or other Asset, such fact shall be taken into account in determining the Defect Value.

In no event, however, shall the total of the Defect Values related to a particular Asset exceed the Allocated Value of such Asset.

11.06.              Seller’s Right to Cure.   If Seller elects to cure a Title Defect, then Seller shall so notify Buyer in writing within four (4) Business Days after receipt of the particular Title Defect Notice (“Cure Notice”).  Seller shall either cure the Title Defect to the reasonable satisfaction of Buyer (“Cure”), or if Seller is unable to Cure such Title Defect within sixty (60) days after receipt of the Title Defect Notice, adjust the Purchase Price downward by Buyer’s good faith estimate of the Defect Value set forth in the Title Defect Notice, subject to the limitations set forth below.

If Seller elects to cure a Title Defect but is unable to do so prior to Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the affected Asset at Closing in accordance with this Agreement as though the Title Defect had been Cured; however, if Seller is unable to Cure the Title Defect within sixty (60) days after receipt of the Title Defect Notice, then Seller, at its sole option, shall either (a) adjust the Purchase Price downward by the Defect Value of that particular Title Defect, or (b) elect to have Buyer reconvey the affected Asset to Seller, whereupon the Purchase Price shall be adjusted downward by the Allocated Value of the affected Asset, less any net revenues (revenues net of Property Costs) received by Buyer in connection with the affected Asset.

11.07.              Contested Title Defects.   If Seller contests the existence of a Title Defect or Buyer’s good faith estimate of the Defect Value, then Seller shall so notify Buyer in writing no more than five (5) Business Days after Seller’s receipt of the Title Defect Notice (“Rejection Notice”).  The Rejection Notice shall state with reasonable specificity the basis of Seller’s rejection of the Title Defect or of Buyer’s good faith estimate of the Defect Value.  Within thirty (30) days after Buyer’s receipt of the Rejection Notice, representatives of Buyer and Seller, knowledgeable in title matters, shall meet and, within seven (7) days after such meeting, either: (i) agree to mutually reject the particular Title Defect, or (ii) agree on the validity of such Title Defect and the Defect Value, in which case Seller shall have sixty (60) days after the date of such agreement within which to Cure such Title Defect and failing such Cure, to adjust the Purchase Price as provided above.  If the parties cannot agree on either options (i) or (ii) in the preceding sentence, the Title Defect or the Defect Value subject to the Rejection Notice shall be submitted to arbitration in accordance with the procedures set forth in Section 12.15.  For any Title Defect asserted by Buyer in a Title Defect Notice by the Title Claim Date, if Seller fails to timely deliver a Rejection Notice or a Cure Notice, or, if applicable, to notify Buyer that Seller elects to exclude the affected Asset and reduce the Purchase Price by the Allocated Value thereof, then Seller shall be deemed to have accepted the validity of the Title Defect and Buyer’s good faith estimate of the Defect Value, and the Purchase Price shall be adjusted downward by an amount equal to the Defect Value of the Title Defect.

In the event a contested Title Defect cannot be resolved prior to Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at Closing in accordance with this Agreement as though there were no Title Defect; however, if the Title Defect contest results in a determination that a Title Defect exists, and Seller elects not to Cure or is unable to Cure the Title Defect within sixty (60) days after such determination, then Seller, at its sole option, shall either (a) adjust the Purchase Price downward by the Defect Value of that particular Title Defect, or (b) elect to have Buyer reconvey the affected Asset to Seller, whereupon the Purchase Price shall be adjusted downward by the Allocated Value of the affected Asset, less any net revenues (revenues net of

Property Costs) received by Buyer in connection with the affected Asset.

11.08.              Limitations on Adjustments for Title Defects.   Notwithstanding the provisions of Sections 11.04, 11.05, 11.06, and 11.07, Seller is obligated to adjust the Purchase Price to account for Title Defects only if the aggregate Defect Value of all Title Defects that Seller has agreed to pay pursuant to Sections 11.05 or 11.06 or which are resolved pursuant to Section 11.07 (the “Aggregate Title Defect Value”) exceeds a deductible (not a threshold) equal to Five Hundred Thousand Dollars ($500,000.00).  If the Defect Value for any single Asset is less than One Hundred Thousand Dollars ($100,000.00) (“De Minimis Title Defect Cost”), such value shall not be considered in calculating the Aggregate Title Defect Value.  The aggregated Defect Value(s) for any Asset shall never exceed the Allocated Value of such Asset.  If the sum of (i) the Aggregate Title Defect Value (including any unresolved disputed Title Defects and any uncured Title Defects, whether or not Seller has elected to attempt to cure), plus (ii) the Aggregate Environmental Defect Value (including any unresolved disputed Environmental Defects and any uncured Environmental Defects, whether or not Seller has elected to attempt to cure), plus (iii) the aggregate value of Assets requiring consent to assign for which a consent has not been obtained by the Closing Date, plus (iv) in connection only with Buyer’s election to terminate, the aggregate value of Assets subject to preferential purchase rights that have not been waived by the Closing Date, plus (v) in connection only with Buyer’s election to terminate, the aggregate costs to repair or replace any portion of the Assets subject to a Casualty Loss or condemnation that occurs after the date of this Agreement and prior to the Closing and any other Damages related thereto, exceeds twenty percent (20%) of the unadjusted Purchase Price, either Buyer or Seller may terminate this Agreement upon written notice to the other, and neither party shall thereafter have any further rights or obligations hereunder; provided, however, that the amounts covered by clause (iv) of this sentence shall not be taken into account for purposes of determining if Seller has a right to terminate this Agreement.  Any claim by Buyer for Seller’s Breach of Section 3.08 for matters arising between the Title Claim Date and the Closing, shall be subject to the limitations of this Section, however, in applying such limitations, the Defect Value of all Title Defects under this Article 11 shall be aggregated with the amounts claimed by Buyer for Seller’s Breach of Section 3.08 for matters arising between the Title Claim Date and the Closing.  Buyer’s claims for Breach by Seller of Section 5.02 shall not be subject to the limitations of this Section.
11.09.              Interest Additions.   If Seller discovers an increase in the Net Revenue Interest shown on Exhibit A with respect to an Asset that is free of Title Defects (an “Interest Addition”), then Seller shall, from time to time and without limitation, have the right to give Buyer written notice of such

Interest Additions (“Interest Addition Notice”), as soon as practicable but not later than the Title Claim Date, stating with reasonable specificity the Asset affected, the particular Interest Addition claimed, and Seller’s good faith estimate of the amount the additional interest increases the value of the affected Asset over and above that Asset’s Allocated Value (“Interest Addition Value”).  The Interest Addition Value shall be determined by multiplying the Allocated Value of the subject Well (or the specified zone(s) therein) by a fraction, the numerator of which is the increase in the Net Revenue Interest in such Well (or the specified zone(s) therein) over the Net Revenue Interest specified therefor in Exhibit A, and the denominator of which is the Net Revenue Interest specified for such Well (or the specified zone(s) therein) in Exhibit A.  Seller shall conclusively be deemed to have waived any additional interest not asserted by an Interest Addition Notice on or before the Title Claim Date.  If Buyer agrees with the existence of the Additional Interest and Seller’s good faith estimate of the Interest Addition Value, then the Purchase Price shall be adjusted upward by the amount of the Interest Addition Value.  If Buyer contests the existence of the Interest Addition or Seller’s good faith estimate of the Interest Addition Value, then Buyer shall so notify Seller in writing within five (5) Business Days after Buyer’s receipt of the Interest Addition Notice (“Interest Addition Rejection Notice”).  The Interest Addition Rejection Notice shall state with reasonable specificity the basis of Buyer’s rejection of the Additional Interest or of Buyer’s good faith estimate of the Interest Addition Value.  Within ten (10) days after Seller’s receipt of the Interest Addition Rejection Notice, representatives of Buyer and Seller, knowledgeable in title matters, shall meet and either (a) agree to mutually reject the Interest Addition in which case Seller shall waive the Interest Addition, or (b) agree on the validity of such Interest Addition and the Interest Addition Value, in which case the Purchase Price shall be adjusted upward accordingly.  If the parties cannot agree on either option (a) or (b) in the preceding sentence, the Interest Addition subject to the Interest Addition Rejection Notice shall be submitted to arbitration in accordance with the procedures set forth in Section 12.15.  If Buyer fails to timely deliver an Interest Addition Rejection Notice, Buyer shall be deemed to have accepted the validity of the Interest Addition and Seller’s good faith estimate of the Interest Addition Value, and Seller shall be entitled to an upwards Purchase Price adjustment as described above.  Buyer shall also promptly furnish Seller with written notice of any Interest Addition which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen, or other title examiners while conducting Buyer’s title review, due diligence, or investigation with respect to the Assets.
11.10.              Reconveyance.   If the Purchase Price is adjusted downward by one hundred percent (100%) of the Allocated Value of any Asset, Buyer shall, at Seller’s sole option to be exercised no later than sixty (60) days after such Purchase Price adjustment, reconvey to Seller the Asset (effective as of the Effective Time).  In connection with such reconveyance, Buyer shall pay Seller all revenues received by Buyer with respect to such reconveyed Assets and Seller shall reimburse Buyer for all Property Costs paid by Buyer with respect to such reconveyed Assets.
11.11.              Buyer’s Environmental Assessment.   Beginning on the date of this Agreement and ending seven (7) Business Days prior to the Closing Date (the “Environmental Claim Date”), Buyer shall have the right, at its sole cost, risk, and expense, to conduct an environmental assessment of the Assets.  During normal business hours and after providing Seller reasonable prior notice of any such activities, Buyer and its representatives shall be permitted to enter upon the Assets operated by Seller and all buildings and improvements thereon, inspect the same, review all of Seller’s files and records (other than those for which Seller has an attorney-client privilege) relating to the Assets and generally conduct tests, examinations, and investigations.  Seller will have the right to (i) observe such investigation and (ii) promptly receive a copy of all results, analyses, and reviews, except for such information for which Buyer has an attorney-client privilege.  All information obtained or reviewed by Buyer shall be maintained confidential by Buyer.
11.12.              Environmental Defect Notice.   Buyer shall notify Seller in writing of any Environmental Defect (“Environmental Defect Notice(s)”) no later than 5:00 p.m. Central Time on the Environmental Claim Date.  The Environmental Defect Notice shall state with reasonable specificity:  (i) the Asset affected; (ii) a complete description of the Environmental Defect claimed; (iii) Buyer’s good faith estimate of the cost of Remediation of such Environmental Defect (the “Environmental Defect Value”); and (iv) appropriate documentation substantiating Buyer’s claim.  Without limiting Section 3.06, Buyer shall conclusively be deemed to have waived any Environmental Defect not asserted by an Environmental Defect Notice by 5:00 p.m. Central Time on the Environmental Claim Date.
11.13.              Seller’s Election with Respect to Environmental Defects.   For any Environmental Defect asserted in an Environmental Defect Notice, Seller, in its sole discretion, shall have the option of (i) Remediating the Environmental Defect, (ii) contesting the existence of the Environmental Defect or the Environmental Defect Value, (iii) paying the Environmental Defect Value as an adjustment to the Purchase Price subject to the limitations set forth below, or (iv) excluding the affected Asset and reducing the Purchase Price by the Allocated Value thereof.  Seller shall notify Buyer in writing of its election no more than five (5) days following its receipt of an Environmental

Defect Notice, and Seller’s failure to make an election shall be deemed an election under clause (iii) of the preceding sentence.

(a)                If Seller elects to Remediate an Environmental Defect, Seller shall give written notice of such an election to Buyer no more than five (5) Business Days after receipt of the Environmental Defect Notice, together with Seller’s proposed plan and timing for such Remediation, and Seller shall remain liable for all Damages arising out of or in connection with such Environmental Defect until such time as the Remediation is completed.  If Seller elects the option set forth in this clause (a), Seller shall implement such Remediation in a manner which is in compliance with all Legal Requirements and applicable Environmental Laws in a prompt and timely fashion for the type of Remediation.  Seller’s proposed plan and timing for such Remediation shall be subject to Buyer’s approval which shall not be unreasonably withheld, conditioned, or delayed, however, Buyer may withhold approval of any Remediation that is reasonably estimated to take more than one hundred twenty (120) days to complete.  If Buyer does not approve Seller’s proposed plan and timing for such Remediation in accordance with the foregoing and the parties do not agree on a mutually acceptable plan and timing for such Remediation within ten (10) Business Days after Buyer’s receipt of Seller’s proposed plan and timing for such Remediation, then Buyer shall have the option to remove and exclude the Assets subject to such Remediation (together with other Assets which are appurtenant thereto) from the “Assets” and upon such election the Purchase Price shall be adjusted downward by one hundred percent (100%) of the Allocated Value of the Assets so removed and excluded from the “Assets.”  If such election by Buyer occurs after the Closing Date, the removed and excluded Assets shall be reconveyed by Buyer to Seller (effective as of the Effective Time), and the Purchase Price shall be reduced by the Allocated Value of the affected Asset.  In connection with such reconveyance, Buyer shall pay Seller all revenues received by Buyer with respect to such reconveyed Assets and Seller shall reimburse Buyer for all Property Costs paid by Buyer with respect to such reconveyed Assets.

(b)                If Seller in good faith contests the existence of an Environmental Defect or the Environmental Defect Value, then Seller shall so notify Buyer in writing no more than five (5) Business Days after receipt of the Environmental Defect Notice (“Environmental Rejection Notice”).  The Environmental Rejection Notice shall state with reasonable specificity the basis of Seller’s rejection of the Environmental Defect or the Environmental Defect Value.  Within ten (10) days of Buyer’s receipt of the Environmental Rejection Notice, representatives of Buyer and Seller, knowledgeable in environmental matters, shall meet and, within twenty (20) days after Buyer’s receipt of such Environmental Rejection Notice, either:  (i) agree to mutually reject the particular Environmental Defect Notice, or (ii) agree on the validity of such Notice including the Environmental Defect Value, in which case Seller shall have ten (10) days after the date of such agreement within which to elect in writing to Remediate the Environmental Defect pursuant to Section 11.13(a) above or to adjust the Purchase Price downward by the Environmental Defect Value, subject to the limitations set forth below.  If Buyer and Seller cannot agree on either options (i) or (ii) in the preceding sentence, the dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 12.15.  In such case, Seller shall have five (5) Business Days following the final decision of the arbitration panel to notify Buyer in writing of its election to Remediate the Environmental Defect or to adjust the Purchase Price.

(c)                If a contested Environmental Defect cannot be resolved prior to Closing, Seller shall retain the affected Asset and the Purchase Price shall be reduced by the Allocated Value thereof.  After the Closing, if Buyer and Seller agree on the Environmental Defect Value of the affected Asset, or if the Environmental Defect Value is subsequently determined by final decision of the arbitration panel as provided above, then Buyer shall purchase the affected Asset for the Allocated Value less the agreed or determined Environmental Defect Value (unless Seller elects to Remediate the Environmental Defect, in which case Buyer shall purchase the affected Asset for the full Allocated Value thereof, and Seller shall Remediate the Environmental Defect in accordance with Section 11.13(a) above), and the closing of such transaction shall take place on a date designated by Seller not more than one hundred eighty (180) days after the Closing Date.

(d)                If the Purchase Price is adjusted pursuant to this Section 11.13, or if Buyer waives an Environmental Defect pursuant to this section or otherwise, Buyer shall assume all losses associated with its respective interest in the Assets relating to such Environmental Defect(s).

11.14.              Limitation.  Notwithstanding the provisions of Sections 11.12 and 11.13, no adjustment to the Purchase Price for Environmental Defect Values shall be made unless and until the aggregate value of all Environmental Defect Values (the “Aggregate Environmental Defect Value”) exceeds a deductible (not a threshold) equal to Five Hundred Thousand Dollars ($500,000.00).  If the Environmental Defect Value with respect to any single Environmental Defect is less than One Hundred Thousand Dollars ($100,000.00) (“De Minimis Environmental Defect Cost”), such cost shall not be considered in calculating the Aggregate Environmental Defect Value.  If the sum of (i) the Aggregate Title Defect Value (including any unresolved disputed Title Defects and any uncured Title Defects, whether or not Seller has elected to attempt to cure), plus (ii) the Aggregate Environmental Defect Value (including any unresolved disputed Environmental Defects and any uncured Environmental Defects, whether or not Seller has elected to attempt to cure), plus (iii) the aggregate value of Assets requiring consent to assign for which a consent has not been obtained by the Closing Date, plus (iv) in connection only with Buyer’s election to terminate, the aggregate value of Assets subject to preferential purchase rights that have not been waived by the Closing Date, plus (v) in connection only with Buyer’s election to terminate, the aggregate costs to repair or replace any portion of the Assets subject to a Casualty Loss that occurs after the date of this Agreement and prior to the Closing and any other Damages related thereto, exceeds twenty percent (20%) of the unadjusted Purchase Price, either Buyer or Seller may terminate this Agreement upon written notice to the other, and neither party shall thereafter have any further rights or obligations hereunder; provided, however, that the amounts covered by clause (iv) of this sentence shall not be taken into account for purposes of determining if Seller has a right to terminate this Agreement.
11.15.              Exclusive Remedies.  The rights and remedies granted each party in this Agreement are the exclusive rights and remedies against the other party related to any Environmental Condition, or losses related thereto.  EACH PARTY EXPRESSLY WAIVES ANY AND ALL OTHER RIGHTS AND REMEDIES WHICH IT MAY HAVE UNDER ENVIRONMENTAL LAWS

AGAINST THE OTHER PARTY REGARDING ENVIRONMENTAL CONDITIONS, WHETHER FOR CONTRIBUTION, INDEMNITY OR OTHERWISE, REGARDLESS OF THE FAULT OR NEGLIGENCE OF THE CLAIMING PARTY, INCLUDING STRICT OR STATUTORY LIABILITY OF THAT PARTY UNDER ANY APPLICABLE LAW.

11.16.              Casualty Loss and Condemnation.

(a)                If after the date of execution of this Agreement and prior to the Closing any part of the Assets suffers a Casualty Loss or if any part of the Assets is taken in condemnation or under the right of eminent domain or if proceedings for such purposes are pending or Threatened, Seller shall promptly give Buyer written notice of such occurrence, including reasonable particulars with respect thereto, and this Agreement shall remain in full force and effect notwithstanding any such destruction, taking, proceeding, or threat, subject to Sections 11.08 and 11.14.

(b)                With regard to a Casualty Loss or condemnation occurring after the date of execution of this Agreement, without Buyer’s prior consent, no insurance or condemnation proceeds shall be committed or applied by Seller to repair, restore, or replace a lost, damaged, destroyed or taken portion of the Assets if the cost to repair, restore, or replace a lost, damaged, destroyed or taken portion of the Assets is projected to exceed $50,000.  To the extent such proceeds are not committed or applied by Seller prior to the Closing Date in accordance with this Section 11.16(b), Seller shall at the Closing pay to Buyer all sums paid to Seller by reason of such loss, damage, destruction or taking, less any reasonable costs and expenses incurred by Seller in collecting such proceeds.  In addition and to the extent such proceeds have not been committed or applied by Seller in accordance with this Section 11.16(b), in such repair, restoration, or replacement, Seller shall transfer to Buyer, at Closing, without recourse against Seller, all of the right, title, and interest of Seller in and to any unpaid insurance or condemnation proceeds arising out of such loss, damage, destruction or taking, less any reasonable costs and expenses incurred by Seller in collecting such proceeds.  Any such funds which have been committed by Seller for repair, restoration, or replacement as aforesaid shall be paid by Seller for such purposes or, at Seller’s option, delivered to Buyer upon Seller’s receipt from Buyer of adequate assurance and indemnity that Seller shall incur no liability or expense as a result of such commitment.

(c)                If and to the extent any portion of the loss attributable to a Casualty Loss occurring after the date of execution of this Agreement and before Closing is not covered by insurance (such uncovered portion of the Casualty Loss being referred to in this Section as an “uninsured loss”), Buyer and Seller shall attempt to agree on the value of the uninsured Casualty Loss on or before the date five (5) days after Buyer receives written notice of the Casualty Loss.  If the parties are not able to agree on such value within such 5-day period, the value shall be determined by an independent casualty adjuster, experienced in determining casualty losses in matters similar to the disputed Casualty Loss, who shall be selected by Seller from a list of three (3) such independent casualty adjusters that is provided to Seller by Buyer. Said independent casualty adjuster shall be selected by Seller within five (5) days of the written receipt by Seller of Buyer’s written listing of independent casualty adjusters and shall provide both Seller and Buyer with a complete and documented report as to his findings within ten (10) Business Days after being selected by Seller.

For purposes of this Section, the value of the uninsured Casualty Loss shall be equal to the lesser of (i) the aggregate reduction in Allocated Value of the affected Assets resulting from the uninsured Casualty Loss, if such affected Assets are not repaired, or (ii) the amount required to repair the affected portion of the Assets to its condition immediately preceding the occurrence of the Casualty Loss plus any other Damages which may be suffered on account of such Casualty Loss.  The Purchase Price shall be reduced by the amount of the value of such an uninsured Casualty Loss as finally determined pursuant to this Section, and if such final determination is not available on the scheduled Closing Date, Closing shall not be delayed, but rather, the amount paid at Closing shall be reduced by the value of the uninsured Casualty Loss estimated in good faith by Buyer, and the difference between such good faith estimate and the value finally determined pursuant hereto shall be included as part of the final adjustments to be made after Closing as contemplated by Section 2.05.

ARTICLE 12

GENERAL PROVISIONS

12.01.              Records.  Buyer shall be entitled to all original records and documents relating to the Assets, including but not limited to land and lease files, division of interest computer printouts, contract files, well files, and copies of well logs; excluding, however, those records that Seller is prohibited by law or contract from disclosing to Buyer.  Seller, at Seller’s expense, shall deliver such records to Buyer (FOB Seller’s office) within thirty (30) days after Closing.  Buyer shall retain such records for at least seven (7) years beyond the Closing Date.  Seller, at Seller’s expense, shall be entitled to retain copies of such records as Seller may desire, provided that Seller shall maintain such records in confidence in accordance with Section 12.18 for as long as they retain copies of such records.  After Closing, Seller, at Seller’s expense, shall be entitled to obtain from Buyer, at reasonable business hours and upon prior notice to Buyer, copies of such records, as reasonable and necessary for tax purposes or in connection with any Proceeding or threatened Proceeding against Seller.
12.02.              Expenses.  Except as otherwise expressly provided in this Agreement each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.
12.03.              Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, (c) sent by electronic mail with receipt acknowledged, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other party):

Buyer:	Energy XXI GOM, LLC
1021 Main, Suite 2626
Houston, Texas 77002
	Fax:	713-351-3300
	Phone:	713-351-3034
	Attention:	J. Granger Anderson III
	E-mail:	ganderson@energyxxi.com

Seller:	Pogo Producing Company
Five Greenway Plaza, Suite 2700
Houston, Texas 77046
	Fax:	713.297.5100
	Phone:	713.297.5000
	Attention:	Michael J. Killelea, General Counsel
	E-mail:	killelea@pogoproducing.com

with a copy to:

Thompson & Knight LLP
333 Clay, Suite 3300
Houston, Texas 77002
	Fax:	832.397.8157
	Phone:	713.653.8724
	Attention:	Michael J. Byrd
	E-mail:	michael.byrd@tklaw.com

12.04.              Jurisdiction; Service of Process.  WITHOUT LIMITING THE PARTIES AGREEMENT TO ARBITRATE IN SECTION 12.15, ANY ACTION OR PROCEEDING SEEKING A TEMPORARY OR PRELIMINARY INJUNCTION TO ENFORCE ANY PROVISION OF, OR BASED ON ANY RIGHT ARISING OUT OF, THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS MUST BE BROUGHT AGAINST ANY OF THE PARTIES IN THE COURTS OF THE STATE OF TEXAS, COUNTY OF HARRIS, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (HOUSTON DIVISION), AND EACH OF THE PARTIES CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS) FOR SUCH

LIMITED PURPOSE IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN FOR SUCH LIMITED PURPOSE.  PROCESS IN ANY ACTION OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

12.05.              Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
12.06.              Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
12.07.              Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by Buyer and Seller.  No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has been made by any party which is not embodied in this Agreement together with the documents, instruments, and writings that are delivered pursuant hereto, and none of the parties shall be bound by or liable for any alleged representation, promise, inducement. or statement of intention not so set forth.
12.08.              Assignments, Successors, and No Third-Party Rights.  Neither party may assign any of its rights under this Agreement without the prior written consent of the other party (which consent may be granted or denied at the discretion of the other party), and in the event of such consent, such assignment nevertheless shall not relieve such party of any of its obligations under this Agreement without the prior written consent of the other party.  Subject to the preceding sentences, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement or any other agreement contemplated herein (and the Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof are for the sole and exclusive benefit of the parties to this Agreement and such other agreements (and the Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and assigns.
12.09.              Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
12.10.              Article and Section Headings, Construction.  The headings of Sections and Articles in this Agreement are provided for convenience only and shall not affect its construction or interpretation.  All references to “Section” or “Article” refer to the corresponding Section or Article of this Agreement.  Unless expressly provided to the contrary, “hereunder,” “hereof,’ “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement.  Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined.  All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  Each of Seller and Buyer has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

12.11.              Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
12.12.              Governing Law.  This Agreement and the relationship of the parties with respect to the Contemplated Transactions shall be governed by the laws of the State of Texas without regard to conflicts of laws principles, except that the law of another jurisdiction shall apply to this Agreement and the Contemplated Transactions insofar as this Agreement and the Contemplated Transactions cover or relate to a part of the Assets for which it is mandatory that the law of another jurisdiction, wherein or adjacent to which such part of the Assets are located, shall apply.
12.13.              Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.
12.14.              Waiver of Texas Deceptive Trade Practices - Consumer Protection Act.  Buyer’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present, or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices - Consumer Protection Act, V.C.T.A. BUS & COMM Ann. § 17.41 et seq. (the “DTPA”), or any similar statute of any jurisdiction that may be applicable to the transactions contemplated hereby.  Buyer hereby unconditionally waives the applicability of the DTPA, or any similar statute, to this transaction and any and all rights, duties, or remedies that might be imposed by the DTPA, or any similar statute, provided, however, Buyer does not waive Section 17.555 of the DTPA.  Buyer represents, warrants, and acknowledges that it is purchasing the Assets for commercial or business use.  Buyer further acknowledges, represents, and warrants that Buyer has knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of a transaction such as this and that Buyer is not in a significantly disparate bargaining position with Seller.  Buyer expressly acknowledges and recognizes that the price for which Seller has agreed to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the DTPA, or any similar statute, and this waiver of the DTPA, and any similar statute, by Buyer.  BUYER FURTHER RECOGNIZES THAT SELLER, IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THE PROVISIONS OF THIS SECTION 12.14.
12.15.              Limited Arbitration.  It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that all disputes under

Sections 11.01 through 11.15 shall be finally and exclusively submitted to, and determined by, binding arbitration.  Any disputes under Sections 2.05(c) and 11.16 shall be resolved as provided in such sections.  Any other disputes, controversies or claims that may arise among the parties arising out of or in any way relating to this Agreement shall be subject to litigation in any court of competent jurisdiction in Harris County, Texas, with such courts to be the exclusive forum for any dispute arising out of or relating to this Agreement that is subject to litigation.  The arbitration proceedings shall be held in Houston, Texas.  The arbitration shall be conducted before a single arbitrator pursuant to the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).  The AAA shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim or bear any relationship to either party and who maintains such independence throughout the arbitration proceedings. The arbitrator must be a licensed and practicing attorney (including any attorney practicing in-house for a company, with an outside law firm, as a solo practitioner, or as a professional arbitrator) or a retired judge of a state or federal court.  If the arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.  In the event of any conflict between the Commercial Arbitration Rules of the AAA and the provisions of this Section 12.15, the provisions of this Section 12.15 shall govern and control.  The arbitrator shall apply the laws of the State of Texas (without regard to conflict of law rules) to the dispute, controversy, or claim, except that the law of another jurisdiction shall apply to this Agreement and the Contemplated Transactions insofar as this Agreement and the Contemplated Transactions cover or relate to a part of the Assets for which it is mandatory that the law of another jurisdiction, wherein or adjacent to which such part of the Assets are located, shall apply.  To the extent that they are not inconsistent with the Commercial Arbitration Rules of the AAA, evidentiary questions shall be governed by the Texas Rules of Evidence.  The arbitration shall proceed in the absence of a party who, after due notice, fails to answer or appear; provided, however, that an award shall not be made solely on the default of a party, but the arbitrator shall require the party who is present to submit such evidence as the arbitrator may determine is reasonably required to make an award.  The arbitrator’s award shall be in writing and shall set forth findings and conclusions upon which the arbitrator based the award.  The prevailing party in the arbitration shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses incurred in connection with the arbitration, as determined by the arbitrator.  Consequential, indirect, special, exemplary or punitive damages shall not be allowed except those payable to third parties (and permitted under Section 10.11) for which liability is allocated among the parties by the arbitration award.  Any award pursuant to the arbitration shall be final and binding upon the parties and judgment on the award may be entered in any federal, state, or international court having jurisdiction, or application may be made to such court for a judicial confirmation of the award and an order and judgment enforcing the same, as the case may be.  The provisions of this Section shall survive the termination of this Agreement.  Notwithstanding the foregoing, this Section shall not prevent any party from seeking temporary or preliminary injunctive relief from a court of competent jurisdiction under appropriate circumstances; provided, however, such action shall not constitute a waiver of the provisions of this Section.
12.16.              Tax Deferred Exchange.  If Seller so requests, Buyer agrees to cooperate with Seller in a tax-deferred exchange described in Section 1031 of the Internal Revenue Code of 1986, as amended.  Notwithstanding the foregoing, Buyer shall not be obligated to enter into any agreement or to consent to an assignment of Seller’s rights or obligations hereunder which may have the effect of (i) impairing the title to the Assets, (ii) increasing Buyer’s obligations or liability hereunder or resulting in any additional cost, expense, or liability to Buyer; or (iii) requiring Buyer to execute a purchase agreement for the purchase of the exchange property or to take record title to the exchange property.  Seller hereby agrees to indemnify, defend, and hold Buyer harmless from and against any and all costs, expenses, claims, damages, losses, or liabilities (including, without limitation, reasonable attorney fees and costs) incurred by Buyer in connection with any exchange transaction or transactions or the performance by Buyer of its obligations pursuant to this Section.
12.17.              Press Release.  Until two (2) years after the Closing Date, neither Buyer nor Seller shall make any press release or other public announcement respecting this Agreement or the Contemplated Transactions without the consent of the other party, which shall not be unreasonably withheld, conditioned, or delayed, unless the party desiring to make the release or other announcement determines that the release or other announcement is appropriate to comply with any Legal Requirement or stock exchange rule; provided, however, that the foregoing shall not prevent Buyer or Seller from recording the Instruments of Conveyances delivered at Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets from Seller to Buyer.  In the event that any party wishes or is required to make a press release or other public announcement respecting this Agreement or the Contemplated Transactions that is subject to the restrictions of this Section, such party will provide the other with a draft of the press release or other public announcement for review at least five (5) Business Days prior to the time that such press release or other public announcement is to be made.  The parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof.  Failure to provide comments back to the other party within five (5) Business Days of receipt of the draft release or announcement will be deemed consent to the public disclosure of such press release or other public announcement and the content thereof.  If the proposed press release or other public announcement contains any information required to be kept confidential under Section 12.18, the withholding of consent by the other party shall not be deemed to be unreasonable.
12.18.              Confidentiality.  Each party shall keep confidential, and cause its Affiliates and instruct its officers, directors, employees and advisors to keep confidential, all terms and provisions of this Agreement, except (a) as required by Legal Requirements or any standards or rules of any stock exchange to which such party or any of its Affiliates is subject, (b) for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent, and (d) to the extent that such party must disclose the same in any court or arbitration proceedings brought by it to enforce its rights hereunder.  This Section shall not prevent Buyer or Seller from recording the Instruments of Conveyances delivered at Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets from Seller to Buyer.  The covenant set forth in this Section shall terminate two (2) years after the Closing Date.
12.19.            Financial Information.  Seller will exercise its reasonable best efforts to provide disclosures required by Statement of Financial Accounting Standards No. 69 - Disclosures about Oil and Gas Producing Activities for the twelve month periods ended December 31, 2006, 2005, and 2004 to Buyer in draft form on or before May 26, 2007.   At Closing, Seller shall deliver to Buyer, in a form reasonably acceptable to Buyer, disclosures required by Statement of Financial Accounting Standards No. 69 - Disclosures about Oil and Gas Producing Activities for the twelve month periods ended December 31, 2006, 2005, and 2004.  Seller will exercise its best efforts to provide Buyer with audited statements of revenue and direct operating expenses of the Assets for the twelve month periods ended December 31, 2006, 2005, and 2004, including all required disclosures necessary for inclusion of the financial statements in a Registration Statement, Form 8-K, Form 10-K or other filings with the Commission made by the Buyer including disclosures required by Statement of Financial Accounting Standards No. 69 -  Disclosures about Oil and Gas Producing Activities.  Buyer will retain the independent accountant to perform the audit work on the statements of revenue and direct operating expenses of the Assets.

Buyer will reimburse Seller for all reasonable costs and expenses that Seller incurs with respect to preparing such financial information.

Seller will assist Buyer related to any matters surrounding the inclusion of the audited statements of revenues and direct operating expenses of the Assets in a Registration Statement, Form 8-K, Form 10-K or other filings with the Commission including consents from the Sellers independent accountants related to the inclusion of the audited statements in any filing made by the Buyer with the Commission, access to the Sellers independent accountants audit work papers by the Buyers independent accountants and management representation letters provided by the Seller to the independent accountants.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLER:

POGO PRODUCING COMPANY

By:	/s/ Paul G. Van Wagenen
Name:	Paul G. Van Wagenen
Title:	Chairman, President & Chief Executive Officer

BUYER:

ENERGY XXI GOM, LLC

By:	/s/ J. Granger Anderson, III
Name:	J. Granger Anderson, III
Title:	Vice President Land